Exhibit 10.4

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of OCTOBER 15, 2023

by and AMONG

MedImpact Healthcare Systems, Inc., as Purchaser,

and

Hunter lane, llc

AND ITS SUBSIDIARIES NAMED HEREIN, as Sellers

i

ii

iii

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	FORM OF PATENT ASSIGNMENT AGREEMENT
EXHIBIT C	FORM OF TRADEMARK ASSIGNMENT AGREEMENT
EXHIBIT D	FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT
EXHIBIT E	FORM OF CLOSING WORKING CAPITAL STATEMENT AND EXAMPLE CALCULATION
EXHIBIT F	FORM OF BIDDING PROCEDURES ORDER
EXHIBIT G	FORM OF TSA

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of October 15, 2023, is made by and among MedImpact Healthcare Systems, Inc., a California corporation (subject to Section 10.4(b), “Purchaser”), MI OpCo Holdings, Inc., a Delaware corporation (“Guarantor”), and Hunter Lane, LLC, a Delaware limited liability company (as in existence on the date hereof, as a debtor-in-possession and a reorganized Debtor, as applicable, “Elixir”) and the Subsidiaries of Elixir that are indicated on the signature pages attached hereto (together with Elixir, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein including Article XI.

WHEREAS, on October 15, 2023 (the “Petition Date”), Sellers, together with certain of Sellers’ Subsidiaries and Affiliates, commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes under Case No. [●] ([●]) (Bankr. D.N.J.) (collectively, the “Bankruptcy Cases”); and

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to the entry and terms of the Sale Order;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, intending to be legally bound hereby, the Parties hereby agree as follows.

Article I
Purchase and Sale of Acquired Assets;
Assumption of Assumed Liabilities

Section 1.1            Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to, as of the Closing, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means all of the properties, rights, interests and other assets owned by or held by a Seller as of the Closing, whether tangible or intangible, real, personal, or mixed, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including any such properties, rights, interests, and other assets acquired by any Seller after the date hereof and prior to the Closing, and including Sellers’ right, title and interest in and to, as of the Closing, the following assets of each Seller, but excluding in all cases the Excluded Assets:

(a)            (i) subject to Section 1.5, all Contracts listed on Schedule 1.1(a)(i) to which any Seller is a party, but, in all cases, excluding Leases, which are addressed in Section 1.1(g) and (ii) the Contracts listed on Schedule 1.1(a)(ii) (the “Commercial Interco Contracts” and, together with (i), the “Assigned Contracts”), including that certain Pharmacy Benefit Management Services Agreement (the “ROI Agreement”), effective the 1st day of January, 2010, by and between Rx Options, Inc., an Ohio corporation and a Seller (“ROI”), and EIC (f/k/a Envision Insurance Company);

(b)            all rights under non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties (including any non-disclosure, confidentiality agreements or similar arrangements entered into in connection the Auction), which any such agreements will be Assigned Contracts subject to designation as an Excluded Contract pursuant to Section 1.5;

(c)            all accounts receivable (including Rebate Assets), notes receivable, negotiable instruments and chattel paper owing from Persons other than Sellers and their Affiliates, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, but in all cases excluding any CMS Receivable;

(d)            all bank accounts;

(e)            all credits, prepaid expenses, deferred charges and expenses, advance payments, and prepaid items and duties, including all lease and rental payments that have been prepaid by any Seller with respect to any Acquired Leased Real Property;

(f)            all Documents (excluding any credit card numbers or related customer payment sources, social security numbers, or other information to the extent prohibited by any Law);

(g)           subject to Section 1.5, the Leased Real Property listed on Schedule 1.1(g) (the “Acquired Leased Real Property” and the Lease governing any Acquired Leased Real Property, an “Acquired Lease”) and any security deposits related thereto;

(h)            all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, privileges, appurtenances and other rights and interests appurtenant thereto and all right, title and interest in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest in all mineral rights appurtenant to such land, owned by the Sellers (the “Owned Real Property”);

(i)            all tangible assets (including Equipment) of Sellers, including the tangible assets of Sellers located at any Acquired Leased Real Property or the Owned Real Property and any tangible assets on order to be delivered to any Seller; provided that, with respect to any such tangible asset that is leased to any Seller, the lease agreement covering such leased tangible asset is an Assigned Contract;

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(j)            all rights against third parties (including customers, suppliers, vendors, merchants, manufacturers (including pharmaceutical drug manufacturers), Group Purchasing Organizations, and counterparties to any Assigned Contract), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor, manufacturers (including pharmaceutical drug manufacturers), Group Purchasing Organizations, or supplier rebates), demands, allowances, refunds (other than Tax refunds attributable to a Pre-Closing Tax Period), causes of action, rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties, in each case arising out of or relating to events or circumstances occurring from and after the Closing Date with respect to any of the Acquired Assets or Assumed Liabilities (in each case, other than against any Seller or its Affiliates and excluding any CMS Receivable);

(k)           to the extent transferable under applicable Law, all of the rights, interests and benefits (if any) accruing under all Permits and Governmental Authorizations, and all pending applications therefor and copies of all governmental filings associated therewith, including, to the extent transferable under applicable Law, those Permits and Governmental Authorizations listed on Schedule 1.1(k);

(l)            to the extent transferable, excluding all director and officer insurance policies, (i) all current and prior insurance policies of any Seller, and (ii) all insurance rights and benefits (including proceeds) of any nature to the extent arising from or relating to any of the Acquired Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies), including all such insurance recoveries and rights to assert claims with respect to any such insurance recoveries (the foregoing clauses (i) and (ii), collectively, the “Acquired Insurance Assets”);

(m)          all Intellectual Property owned or purported to be owned by the Sellers, all rights to collect royalties and proceeds in connection with such Intellectual Property that are or were due or payable prior to, on, or after the Closing, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations, violations of, or other conflicts with, such Intellectual Property, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, including the Laker Software and the Intellectual Property set forth on Schedule 1.1(m) (collectively, the “Acquired Intellectual Property”);

(n)           all Inventory and supplies of the Sellers;

(o)           (i) all avoidance claims or causes of action available to Sellers under chapter 5 of the Bankruptcy Code (including sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law (whether or not asserted as of the Closing Date) (“Avoidance Actions”) against any trade creditor, customer, supplier, manufacturer, distributor, broker, licensee, licensor, agent, or vendor of any Seller or any other Person with whom any Seller has an ordinary course commercial relationship, (ii) all Avoidance Actions relating to the Acquired Assets or Assumed Liabilities, or against any of the Sellers’ counterparties to the Assigned Contracts, and (iii) all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment of any Seller against any Transferred Employee (the foregoing clauses (i), (ii), and (iii), collectively, the “Acquired Avoidance Actions”); provided that, for the avoidance of doubt, the Acquired Avoidance Actions extend solely to actions related to the Acquired Assets and the Business and shall not include preference claims or avoidance claims and actions (including any such claims and actions arising under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code) against any representatives of the Debtors, or the Debtors’ non-debtor Affiliates, Subsidiaries, or representatives of any of the foregoing; provided further that Purchaser will not pursue or cause to be pursued either directly or indirectly any Acquired Avoidance Actions except as a defense (to the extent permitted under applicable Law) against any claim or cause of action asserted by any Person enumerated in clauses (i), (ii), and (iii);

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(p)            all deposits, including maintenance deposits, and security deposits for rent, electricity, telephone or otherwise; and

(q)            all goodwill, payment intangibles and general intangible assets and rights of Sellers.

Section 1.2            Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver, and Sellers shall retain all right, title and interest to, in and under the following properties, rights, interests and other assets of Sellers (collectively, the “Excluded Assets”):

(a)            all Cash and Cash Equivalents, such bank account(s) as the Parties reasonably agree prior to the Closing for Sellers to retain for winddown and related purposes, and any retainers or similar amounts paid to Advisors or other professional service providers;

(b)            subject to Section 1.5, all Contracts of Sellers other than Assigned Contracts and any Acquired Lease (the “Excluded Contracts”), including the Rejection Contracts;

(c)            all Documents (including information stored on the computer systems, data networks or servers of any Seller) (i) that exclusively relate to any of the Excluded Assets or Excluded Liabilities, (ii) that are Sellers’ financial accounting Documents, all minute books, Organizational Documents, stock certificates or other Equity Interests instrument, stock registers and such other books and records of any Seller pertaining to the ownership, organization or existence of such Seller, Tax Returns (and any related work papers), corporate seal, checkbooks, and canceled checks, or (iii) that any Seller is required by Law or Healthcare Law to retain; provided that Purchaser shall have the right to make copies of any portions of such Documents (other than Excluded Tax Returns) to the extent not prohibited by applicable Law or Healthcare Law;

(d)            all documents prepared or received by any Seller or any of its Affiliates or on their behalf in connection with the sale of the Acquired Assets, this Agreement or the other Transaction Agreements, the Transactions, or the Bankruptcy Case, that are subject to any attorney-client privilege and the transfer of which to Purchaser would result in the waiver of any such privilege (“Retained Privileged Materials”);

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(e)            other than the Acquired Insurance Assets, all current and prior insurance policies and Employee Benefit Plans of any Seller or its Affiliates, including for the avoidance of doubt all director and officer insurance policies, and all rights and benefits of any nature of Sellers or its Affiliates with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)            all Equity Interests of any Seller or any of their respective Subsidiaries, including, EIC;

(g)           except for the Acquired Avoidance Actions, (i) all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment as of the Closing of any Seller or its Affiliates, in each case, directly arising out of events occurring prior to the Closing Date, and (ii) all claims that any Seller or any of its Affiliates may have against any Person with respect to any other Excluded Assets or any Excluded Liabilities;

(h)           Sellers’ claims, causes of action or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument, or other document executed and delivered between any Seller or its Affiliates and Purchaser in connection with the Transactions, or any other agreement between any Seller or its Affiliates and Purchaser entered into on or after the date hereof;

(i)            all Tax refunds attributable to a Pre-Closing Tax Period, and Tax attributes and Tax assets;

(j)            any CMS Receivable and any billed and unbilled rebate receivables related to EIC;

(k)           except for the Acquired Avoidance Actions and Rebate Assets, all demands, credits, statements, allowances, refunds, rebates (including any vendor or supplier rebates), rights (including under or with respect to express or implied guarantees, warranties, representations, covenants and indemnities), claims, counterclaims, defenses, credits, causes of action, rights of set off, rights of recovery or rights of recoupment relating to or arising against suppliers, vendors, merchants, manufacturers and counterparties to Leases, licenses or any Contract, directly arising out of events occurring prior to the Closing Date;

(l)            any properties, rights, interests, and assets of Sellers designated as an Excluded Asset pursuant to Section 1.6; and

(m)          all Liabilities or other amounts owing from any Sellers or any of their respective Affiliates (other than any such Liabilities under any Assigned Contract).

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Section 1.3            Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, in addition to the payment of the Cash Payment in accordance with Section 2.1, Purchaser shall irrevocably assume from each Seller (or with respect to Taxes, if applicable, from such Seller’s applicable Affiliate) (and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers (or with respect to Taxes, if applicable, from such Seller’s applicable Affiliate) shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities (and no other Liabilities, which other Liabilities shall be retained by Sellers), without duplication and only to the extent not paid, performed, discharged or otherwise satisfied on or prior to the Closing (collectively, the “Assumed Liabilities”):

(a)            all Cure Costs in an amount not to exceed $1,400,000 (the “Assumed Cure Costs”);

(b)            all Liabilities and obligations of any Seller under the Assigned Contracts and any Acquired Lease solely to the extent first arising after the Closing and, for the avoidance of doubt, excluding any Excluded Rebate Liability;

(c)            all Liabilities arising out of the conduct of the Business or the ownership or operation of the Acquired Assets or the Business, in each case, by Purchaser on or after the Closing Date;

(d)            all trade payables of Sellers to non-Affiliated third parties in connection with the Business existing on the Closing Date that remain unpaid and are not delinquent as of the Closing Date and incurred in the Ordinary Course and other Liabilities of Sellers of the types included in the definition of Closing Working Capital but not including any Excluded Rebate Liability or any Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, under any of the Excluded Contracts (collectively, the “Assumed Current Liabilities”;

(e)            all recoupment obligations of any Seller under any Assigned Contracts or Excluded Contracts solely to the extent related to claims by any pharmaceutical drug manufacturer or Group Purchasing Organizations pursuant to any Assigned Contract, or Excluded Contract, for the recoupment of any Rebate Assets (collectively, the “Assumed Rebate Liability”), but excluding any Liabilities related to any billed and unbilled manufacture rebate receivable related to the business of EIC;

(f)             without duplication: (i) all Liabilities for Taxes with respect to the Acquired Assets, the Business, or the Transferred Employees for any taxable period (or portion thereof) beginning after the Closing Date, and (ii) all Transfer Taxes pursuant to Section 9.1;

(g)            all Liabilities relating to the Transferred Employees that arise after the Closing Date; and

(h)            all Liabilities relating to the termination of Scheduled Employees who do not receive a Transfer Offer from Purchaser in compliance with Section 6.3(a).

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Section 1.4            Excluded Liabilities. Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, any Seller of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place on or prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities of any Seller:

(a)            all Cure Costs other than the Assumed Cure Costs (the “Excluded Cure Costs”);

(b)            except to the extent of any Assumed Cure Costs, Assumed Current Liabilities, or Assumed Rebate Liability expressly assumed pursuant to Section 1.3, any Liability arising out of facts or circumstances in existence on or prior to the Closing and from or related to any breach, default under, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges, underpayments or penalties on the part of the Sellers or any of their Affiliates under any Contract, agreement, arrangement or understanding to which any Seller or any of its Affiliates is a party prior to the Closing;

(c)            except to the extent of any Assumed Cure Costs, Assumed Current Liabilities, or Assumed Rebate Liability expressly assumed pursuant to Section 1.3, all Liabilities arising out of, relating to or otherwise in respect of the operation of the Business or businesses of Sellers’ Affiliates, or any of the Sellers’, or Sellers’ Affiliates’, products or services, or the operation or condition of the Acquired Assets or the Assumed Liabilities, in each case, on or prior to the Closing or facts, actions, omissions, circumstances or conditions existing, occurring or accruing on or prior to the Closing;

(d)            all Liabilities arising from or related to any Action (whether civil, criminal, administrative, investigative, or informal) against any Sellers or their Affiliates, (including, for the avoidance of doubt, any Action related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of any Seller, or any of their Affiliates, or any of their respective directors, officers, or employees), or related to the Acquired Assets or the Assumed Liabilities, pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing (including any breach, default, failure to perform, torts related to performance, violations of Law, infringements or indemnities, guaranties and overcharges, underpayments or penalties, whether in respect of any Contract, agreement, arrangement, promise or understanding of any kind) including any successor liability claims or that may be owed to or assessed by, any Governmental Body or other Person, and whether commenced, filed, initiated, or threatened prior to, on or following the Closing;

(e)            all Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, under any of the Excluded Contracts;

(f)            all Liabilities of Sellers for Indebtedness and any Accrued Rebate Liability related to any billed and unbilled rebate receivables related to EIC;

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(g)           all guarantees of Indebtedness made by the Sellers and all reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit or other similar agreements or instruments;

(h)           other than the Assumed Rebate Liability, all Liabilities related to claims or Actions by any pharmaceutical drug manufacturer, Group Purchasing Organizations, or any other Person related to rebates, recoupment, payments or similar items, whether or not pursuant to any Assigned Contract or any other Contract (the “Excluded Rebate Liability”);

(i)            all Liabilities related to, resulting from or arising out of, prior to, on or after the Closing, any (i) unredeemed refund amounts, rebates (except for any Assumed Rebate Liability), or similar items, (ii) customer deposits or (iii) customer promotions and loyalty programs;

(j)            all Liabilities to (i) any current or former owner of capital stock or other Equity Interests of the Sellers or any securities convertible into, exchangeable or exercisable for shares of capital stock or other Equity Interests of the Sellers, (ii) any current or former holder of indebtedness for borrowed money of the Sellers or (iii) in respect of obligations for indemnification or advancement of expenses, any current or former officer or director of the Sellers, in each case of (i), (ii), and (iii), solely in such Person’s capacity as such;

(k)           the sponsorship of and all Liabilities at any time arising under, pursuant to or in connection with any Employee Benefit Plans (whether arising prior to, on or after the Closing Date) and all Liabilities for compliance with the requirements of section 4980B of the Tax Code and the rules and regulations thereunder with respect to all individuals who are “M&A qualified beneficiaries” (as such term is defined in 26 C.F.R. § 54.4980B-9);

(l)            Except as expressly assumed by Purchaser in Section 6.3(g), Liabilities arising under the WARN Act and similar Laws relating to the termination of any current or former employee or contractor of any Seller, or any Affiliate of a Seller, (including any Transferred Employees), and including any current, threatened or potential claims for compensation or benefits, in each such case, to the extent related to employment or contracting with the Sellers (or any of their Affiliates) or termination thereof, whether arising prior to, on or after the Closing Date

(m)          all Liabilities and other payments incurred or otherwise payable by any of the Sellers or their respective Affiliates, or for which any of the Sellers or their respective Affiliates is liable, in connection with in connection with the administration of the Bankruptcy Cases or the negotiation, execution and consummation of the Transactions or any Transaction Agreement (including any preparation for a transaction process, bankruptcy process, any sale process involving other potential buyers or any contemplated public offering or financing), including the fees and expenses of financial advisors, accountants, legal counsel, consultants, brokers and other advisors with respect thereto, whether incurred, accrued or payable on or prior to or after the date of this Agreement or the Closing Date;

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(n)           all Liabilities of Sellers arising under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased or otherwise used by Sellers, whether or not used in the Ordinary Course, including any Liabilities for noncompliance with Environmental Laws or the Release of Hazardous Substances, to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(o)           other than the Assumed Rebate Liability or any Assumed Current Liability expressly assumed pursuant to Section 1.3, all Liabilities relating to any Product that is or has been manufactured, tested, distributed, held or marketed by or on behalf of any Seller, or the Affiliate of any Seller, arising from any recall, withdrawal or suspension (whether voluntarily or otherwise), except to the extent that such recall, withdrawal or suspension results from Purchaser’s operation of the Business or the Acquired Assets following the Closing;

(p)           all Liabilities as to which any Seller is an obligor, or is otherwise responsible or liable, to any Seller or any of its Affiliates, other than any Assumed Current Liability.

(q)           all Liabilities of Sellers arising out of any (i) Excluded Contract, (ii) Permit that is not transferred to Purchaser as part of the Acquired Assets or, (iii) Contract or Permit that is not transferred to Purchaser (subject to Section 1.5(c)) because of any failure to obtain any Consent or Governmental Authorization required for such transfer;

(r)            all Liabilities of Sellers related to any Contract of any Seller, or an Affiliate of any Seller, with Virginia Premier, which such Contracts shall be an Excluded Contract;

(s)           all Liabilities relating to Transferred Employees that arise on or prior to the Closing Date;

(t)            all Liabilities arising with respect to any Business Employees who are not required to receive a Transfer Offer or who otherwise fails to become employed by Purchaser or its Affiliates immediately following the Closing Date (including due to refusing to accept a Transfer Offer that complies with Section 6.3), other than as a result of Purchaser’s breach of Section 6.3;

(u)           (i) all Liabilities relating to income Taxes imposed upon any of the Sellers (or for which any of the Sellers may otherwise be liable, including as a transferee, successor, or by contract (other than as expressly provided in this Agreement)), without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date, (ii) all Liabilities relating to Taxes imposed on or with respect to the Acquired Assets for any Pre-Closing Tax Period, and (iii) all Liabilities of any of the Sellers relating to the payment for the income Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); and

(v)           drafts or checks outstanding as of the Closing;

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provided that in the event of any conflict between the terms of Section 1.3 and this Section 1.4, the terms of Section 1.3 shall control.

Section 1.5            Assumption/Rejection of Certain Contracts / Non-Assignment.

(a)            Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired Leases to which any Seller is a party that are Assigned Contracts or an Acquired Lease and take all other actions reasonably necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts or an Acquired Lease at Closing. The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, the applicable Sellers shall assume and assign or cause to be assigned to Purchaser, as applicable, the Assigned Contracts and any Acquired Lease, each of which shall be identified by the name or appropriate description and date of the Assigned Contract and any Acquired Lease (if available), the other party to the Assigned Contract, and any Acquired Lease, and the address of such party for notice purposes, all included in a notice filed with the Bankruptcy Court. Such notice shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts and any Acquired Lease as determined by Sellers based on their books and records or as otherwise determined by the Bankruptcy Court. At the Closing, Sellers shall, pursuant to the Sale Order, and the Assignment and Assumption Agreement(s) assume and assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts and any Acquired Lease that may be assigned by any such Seller to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code, subject to adjustment pursuant to Section 1.5(b). At the Closing, (i) Purchasers shall pay all Assumed Cure Costs and Sellers shall pay all Excluded Cure Costs, and (ii) Purchaser shall assume, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the obligations under each Assigned Contract and any Acquired Lease pursuant to section 365 of the Bankruptcy Code. On the date hereof, Sellers shall set forth on Schedule 3.6(a) their good faith estimate of the Cure Costs of each executory Assigned Contract, Material Contract, and unexpired Lease, including the Acquired Lease.

(b)           Excluding or Adding Assigned Contracts and any Acquired Lease Prior to Closing. Purchaser shall have the right to notify Sellers in writing of any Assigned Contract (other than Contracts with customers or pharmacies or any Commercial Interco Contract) and any Acquired Lease that it does not wish to assume or a Contract or Lease (other than any Contract set forth on Schedule 1.5(b) (the “Rejection Contracts”)) to which any Seller is a party that Purchaser wishes to add as an Assigned Contract or an Acquired Lease, as applicable, at any time, and from time to time, up to one Business Day prior to the Bid Deadline (as defined in the Bidding Procedures Order), and (i) any such previously considered Assigned Contract (other than Contracts with customers or pharmacies or any Commercial Interco Contract) or Acquired Lease that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts or Acquired Lease, as applicable, and automatically deemed an Excluded Contract, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Excluded Contract (other than any Rejection Contract) that Purchaser wishes to assume as an Assigned Contract, or Acquired Lease, as applicable, shall be automatically deemed added to the Schedules related to Assigned Contracts, or Acquired Lease, as applicable, and automatically no longer deemed an Excluded Contract, and assumed by the applicable Seller to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price.

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(c)           Non-Assignment.

(i)              Notwithstanding anything to the contrary in this Agreement, a Contract shall not be an Assigned Contract or an Acquired Lease hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is terminated by a Seller, its Affiliates or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract or an Acquired Lease hereunder and is not continued or otherwise extended upon assumption.

(ii)             Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires a Consent or Governmental Authorization (other than, and in addition to and determined after giving effect to any Order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser of the applicable Seller’s right, title and interest in and to such asset, and such Consent or Governmental Authorization has not been obtained prior to such time as such right, title and interest is to be transferred by Purchaser as an Acquired Asset hereunder, such asset shall not be an Acquired Asset hereunder and shall not be transferred to, or received by, Purchaser. If any Acquired Asset is deemed not to be assigned pursuant to this clause (ii), the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and six (6) months following the Closing or the election of Purchaser, upon written notice to Sellers and in the sole discretion of Purchaser(or the closing of the Bankruptcy Cases or dissolution of the applicable Seller(s) if earlier), Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by any Seller or its Affiliates) with respect to such Acquired Asset with respect to which the Consent or Governmental Authorization has not been obtained and (2)Purchaser shall assume and timely discharge any related burden and obligation with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, the applicable Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement and the Sale Order. Notwithstanding anything herein to the contrary, (x) the provisions of this Section 1.5(c) shall not apply to any Consent or approval required under the HSR Act and any Foreign Competition Laws, which Consent or approval shall be governed by Section 6.5 and (y) no Seller will be obligated to pay any consideration therefor to any third party from whom Consent or Governmental Authorization is requested or to initiate any litigation to obtain any such Consent or Governmental Authorization.

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Section 1.6            Excluded Asset Designation. At any time at least two (2) Business Day prior to the Closing, Purchaser may, in its sole discretion and by written notice to the Sellers, designate any of the Acquired Assets (other than any executory Contracts or unexpired Lease subject to Section 1.5(b)), as additional Excluded Assets. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Acquired Assets as Excluded Assets pursuant to the operation of this section.

Section 1.7            EIC.

(a)           “EIC” means Elixir Insurance Company, an Ohio corporation and wholly-owned Subsidiary of Sellers that is not a Debtor.

(b)           At the Closing, subject to the terms and subject to the conditions set forth herein, Sellers shall cause EIC to sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from EIC, all of EIC’s right, title and interest in and to, as of the Closing, the following assets, free and clear of all Encumbrances other than Permitted Encumbrances:

(i)               the CMS Contracts;

(ii)              the EGWP Contracts; and

(iii)             all books and records maintained by or on behalf of EIC or any Affiliate for and with respect to the CMS Contracts and any EGWP Contracts.

(c)            On the terms and subject to the conditions set forth herein, effective as of the Closing, Purchaser shall irrevocably assume from EIC (and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and EIC shall irrevocably transfer, assign, convey, and deliver to Purchaser, all Liabilities and obligations of, and claims against, EIC under the CMS Contracts incurred from and after the Closing.

(d)            On the terms and subject to the conditions set forth herein, effective as of the Closing, Purchaser shall irrevocably assume from EIC (and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and EIC shall irrevocably transfer, assign, convey, and deliver to Purchaser, all Liabilities and obligations of EIC under the EGWP Contracts incurred from and after the Closing.

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(e)            Where applicable, the CMS Contracts and the EGWP Contracts shall constitute Acquired Assets; provided that (i) the Parties acknowledge and agree that EIC is not and shall not in any event be a Debtor and (ii) as such, none of the provisions of this Agreement related to or involving the Bankruptcy Code shall apply to the transactions contemplated by this Section 1.7.

(f)            “CMS Contracts” means collectively, (i) that certain Contract titled "Contract with Approved Entity pursuant to Sections 1860D-1 Through 1860D-43 of the Social Security Act for the Operation of an Employer Group Only Voluntary Medicare Prescription Drug Plan" (Contract No. S7694), by and between CMS and EIC, executed on or about September 11, 2023, including all documents incorporated therein by reference and addenda thereto, (ii) any plans entered into thereunder, (iii) any “lives” covered by any of the foregoing], and (iv) that certain Contract titled "Medicare Mark License Agreement" (Contract No. S7694), by and between CMS and EIC, executed on or about September 11, 2023.

Article II
Consideration; Payment; Closing

Section 2.1            Consideration; Payment.

(a)            The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities and (ii) subject to adjustment pursuant to Section 2.7, a cash payment of $575,000,000 (the “Cash Payment”).

(b)            At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the Cash Payment less the Deposit (the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made.

Section 2.2            Deposit; Purchase Price Adjustment Escrow.

(a)            Deposit.

(i)               Purchaser has, on or prior to the date hereof (or, if the date hereof is not a Business Day, the first Business Day immediately following the date hereof) and pursuant to the Escrow Agreement, made an earnest money deposit with the Escrow Agent in the amount equal to $12,000,000 (the “Initial Deposit”), by wire transfer of immediately available funds for deposit into a separate segregated, non-interest bearing escrow account (the “Escrow Account”) maintained by the Escrow Agent in accordance with the Escrow Agreement and Bidding Procedures Order.

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(ii)             So long as this Agreement has not been earlier terminated, Purchaser will, on or prior to October 23, 2023, and pursuant to the Escrow Agreement, make a second earnest money deposit with the Escrow Agent in the amount equal to $3,000,000 (the “Second Deposit”), by wire transfer of immediately available funds for deposit into the Escrow Account maintained by the Escrow Agent in accordance with the Escrow Agreement and Bidding Procedures Order.

(iii)            So long as this Agreement has not been earlier terminated, Purchaser will, on or prior to October 30, 2023, and pursuant to the Escrow Agreement, make a third earnest money deposit with the Escrow Agent in the amount equal to the difference (i) $57,500,000 minus (ii) the sum of the Initial Deposit and the Second Deposit (such difference, the “Final Deposit”), by wire transfer of immediately available funds for deposit into the Escrow Account maintained by the Escrow Agent in accordance with the Escrow Agreement and Bidding Procedures Order, such that immediately after the Final Deposit is made the amount in the Escrow Account equals $57,500,000 (the total amount of funds held in the Escrow Account at any given time from the Initial Deposit, Second Deposit, or Final Deposit, shall be referred to herein as the “Deposit”). The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Purchaser and shall be applied against payment of the Purchase Price on the Closing Date.

(b)            If this Agreement has been terminated by (i) Sellers pursuant to Section 8.1(d), Section 8.1(f), or Section 8.1(p) or (ii) Purchaser pursuant to Section 8.1(n) or Section 8.1(o), then, in any such case, the Parties shall promptly, but in any event within five (5) Business Days after such termination hereof, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer by wire transfer of immediately available funds 100% of the Deposit (together with any and all investment interest thereon (less any Taxes with respect to such interest), if any) to such account(s) as may be designated by Elixir, and Elixir shall retain the Deposit (together with any and all investment interest thereon (less any Taxes with respect to such interest), if any); provided that nothing in this paragraph shall be deemed to limit any other remedies to which Sellers may be entitled under this Agreement or applicable Law; provided that Sellers acknowledge and agree that retaining the Deposit pursuant to this Section 2.2(b) shall be Sellers' sole and exclusive remedy arising (i) from Seller’s termination of this Agreement pursuant to Section 8.1(d), Section 8.1(f), or Section 8.1(p) (or upon any other grounds) as a result of Purchaser’s breach of Section 2.2(a) or Section 4.4, (ii) from Purchaser’s breach of Section 2.2(a) or Section 4.4, or (iii) from Purchaser’s termination of this Agreement pursuant to Section 8.1(n) or Section 8.1(o); provided that nothing herein shall limit any Party’s Liability for Fraud.

(c)            If this Agreement has been terminated by any Party, other than as contemplated by Section 2.2(b), then the Parties shall promptly, but in any event within five (5) Business Days after such termination hereof, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer by wire transfer of immediately available funds 100% of the Deposit (together with any and all investment interest thereon (less any Taxes with respect to such interest), if any) to such account(s) as may be designated by Purchaser, and the Deposit, together with any and all investment interest thereon (less any Taxes with respect to such interest), if any, shall be returned to Purchaser within five (5) Business Days after such termination.

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(d)            The Parties agree that Sellers’ right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e)            If the Closing occurs, at the Closing the Parties shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to (i) transfer by wire transfer of immediately available funds an amount equal to (i) 100% of the Deposit (together with any and all investment interest thereon, if any) minus (ii) the Purchase Price Adjustment Escrow Amount, which shall continue to be held in accordance with the Escrow Agreement, to such account(s) as may be designated by Elixir. The Purchase Price Adjustment Escrow Amount shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Purchaser.

Section 2.3            Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022) at 10:00 a.m. Eastern Time on the first day of the month immediately following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date;” provided that if the Closing Date would otherwise occur on January 1, 2024, the Closing Date shall be January 2, 2024.

Section 2.4            Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a)            a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by the applicable Sellers;

(b)            a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by the applicable Sellers;

(c)            a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by the applicable Sellers;

(d)            a short-form domain name assignment agreement substantially in the form of Exhibit D, duly executed by the applicable Sellers;

(e)            the TSA, duly executed by the applicable Sellers or their Affiliates;

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(f)            chain of custody agreements, in customary form and only to the extent necessary in accordance with applicable Law to transfer Sellers’ right, title, and interest in any pharmaceutical Investory to Purchaser, which agreements shall not expand any representation or warranty, or any remedy or Liability, of any Party, duly executed by the applicable Sellers;

(g)           a special warranty deed with respect to each Owned Real Property, conveying to Purchaser fee simple title to such Owned Real Property, subject only to Permitted Encumbrances;

(h)           an IRS Form W-9 or IRS Form W-8, as applicable, executed by each Seller or each Seller’s regarded owner for U.S. federal income Tax purposes; provided that the Purchaser’s sole remedy for the failure to provide any such form shall be to withhold any required amount under applicable Tax Law; and

(i)            an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Elixir certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(d) have been satisfied.

Section 2.5            Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Sellers:

(a)            the Closing Date Payment, subject to adjustment pursuant to Section 2.7;

(b)            the Assignment and Assumption Agreement, duly executed by Purchaser;

(c)            a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by the Purchaser;

(d)            a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by the Purchaser;

(e)            a short-form domain name assignment agreement substantially in the form of Exhibit D, duly executed by the Purchaser;

(f)            the TSA, duly executed by the applicable Sellers or their Affiliates;

(g)            chain of custody agreements, in customary form and only to the extent necessary in accordance with applicable Law to transfer Sellers’ right, title, and interest in any pharmaceutical Inventory to Purchaser, which agreements shall not expand any representation or warranty, or any remedy or Liability, of any Party, duly executed by the applicable Purchaser; and

(h)            an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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Section 2.6            Withholding. Purchaser, the Sellers, and their Affiliates (or any applicable agents thereof) shall be entitled to deduct and withhold from the Cash Payment or other consideration payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Tax Code or any provision of applicable Law; provided that Purchaser and its Affiliates shall use commercially reasonable efforts to provide notice of any such intent by them to withhold or deduct (other than in respect of payments that are compensatory in nature) to Sellers at least five (5) Business Days in advance of such withholding or deduction, and Purchaser and its Affiliates shall cooperate in good faith with Sellers to reduce or eliminate any such withholding or deduction. To the extent that such amounts are paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.7            Purchase Price Adjustment.

(a)            Closing Adjustment.

(i)               At the Closing, the Cash Payment component of the Closing Date Payment payable at Closing by Purchaser pursuant to Section 2.5(a) shall be adjusted in the following manner: either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.7(a)(ii)) is greater than the Target Working Capital provided that in no event will such increase be more than $50,000,000, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital.

(ii)              At least 3 Business Days before the Closing, Sellers shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall be substantially in the form of Exhibit E and contain a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and prepared in accordance with GAAP applied using the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used by Sellers and their Affiliates in the preparation of the Financial Statements, subject to any modifications and limitations set forth on Exhibit E.

(iii)             The Parties agree that the amounts set forth in Exhibit E are solely for the purposes of providing an example calculation of Closing Working Capital in accordance with the terms of this Agreement but that such amounts are solely illustrative and do not constitute any agreement or representation or warranty by any Party as to what such amounts shall be in the Estimate Closing Working Capital or the Closing Working Capital and none of the Estimated Closing Working Capital Statement, the Closing Working Capital Statement, or the Statement of Objections shall be bound by or required to include the amounts set forth in Exhibit E.

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(b)            Post-Closing Adjustment. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s good faith calculation of Closing Working Capital, which statement shall be substantially in the form of Exhibit E (the “Closing Working Capital Statement”), and prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used by Sellers and their Affiliates in the preparation of the Financial Statements, subject to any modifications and limitations set forth on Exhibit E.

(c)            Review.

(i)               After receipt of the Closing Working Capital Statement, Sellers shall have 45 days (or such longer period as the Parties may agree in writing, the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Advisors shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser or Purchaser’s financial Advisors to the extent that they relate to Closing Working Capital and to such historical financial information (to the extent in Purchaser’s possession) relating to Closing Working Capital as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections; provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

(ii)              On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital reflected in the Closing Working Capital Statement will be deemed to have been accepted by Sellers and will be final and binding. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Purchaser and Sellers shall negotiate in good faith to resolve such objections within 45 days after the delivery of the Statement of Objections or such longer period as the Parties may agree in writing (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Sellers, shall be final and binding on the Parties. All discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by Sellers and Purchaser.

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(iii)             If Sellers and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to RSM US LLP or Grant Thornton LLP, at the election of Purchaser, (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement. The Parties will execute a customary engagement letter if so requested by the Independent Accountant and will cooperate with the Independent Accountant during the term of its engagement. The Independent Accountant will have exclusive jurisdiction over any disputes arising out of or relating to the adjustments pursuant to this Section 2.7, and resort to the process involving the Independent Accountant as provided in this Section 2.7(c) will be the only recourse and remedy of the Parties against one another with respect to any such dispute. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall decide only the Disputed Amounts and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant (the “Accounting Fees”) shall be paid pro rata by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by Sellers or Purchaser, respectively, as determined by the Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and allocation of Accounting Fees between Purchaser and Sellers shall, in each case, be final, conclusive and binding upon the Parties.

(iv)             Closing Working Capital (i) will be determined in accordance with the definitions set forth in this Agreement, and (ii)(A) will not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, (B) will be, and will be based on facts and circumstances as they exist as of the Closing, expressly including “Type 1” subsequent event evidence to the extent permitted under GAAP, but otherwise will exclude the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing, (C) will not include any reserve or accrual, or any line item or line item entry, not reflected in Exhibit E. The Parties agree that the purpose of determining the Closing Working Capital in accordance with this Section 2.7 is solely to accurately measure changes (if any) in the amounts of the Closing Working Capital from the Estimated Closing Working Capital set forth in the Estimated Closing Working Capital Statement in order to determine the final Closing Working Capital and that such processes are not intended to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques that are different from those used in the calculation of the Cash Payment (including any exclusions or deviations from GAAP and the methodology used by Sellers to prepare such estimates).

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(d)           Payments.

(i)              If the amount of the Closing Working Capital set forth in the Closing Working Capital Statement as finally determined in accordance with Section 2.7(c) is greater than the Estimated Closing Working Capital, Purchaser shall pay to Sellers an amount equal to such difference and the Parties shall direct the Escrow Agent to release to Sellers the Purchase Price Adjustment Escrow Amount from the Escrow Account; provided that notwithstanding anything contained in this Agreement to the contrary, in no event shall the Cash Payment as adjusted pursuant to this Section 2.7 exceed $625,000,000.

(ii)             If the amount of the Closing Working Capital set forth in the Closing Working Capital Statement as finally determined in accordance with Section 2.7(c) is less than the Estimated Closing Working Capital (any such excess, the “Purchaser Adjustment Amount”), Sellers shall pay to Purchaser an amount equal to such difference as follows: (A) if such difference equals or exceeds the amount available in the Escrow Account, the Parties shall direct the Escrow Agent (pursuant to the terms of the Escrow Agreement) to release to Purchaser the entire Purchase Price Adjustment Escrow Amount from the Escrow Account, and (B) if such difference is less than the amount available in the Escrow Account, the Parties shall direct the Escrow Agent (pursuant to the terms of the Escrow Agreement) to release to Purchaser an amount equal to such difference from the Escrow Account and release any remaining amounts in the Escrow Account to Sellers.

(iii)            Purchaser agrees that (i) payment of the Purchaser Adjustment Amount (if any) from the Escrow Account in accordance with the Escrow Agreement shall be the sole and exclusive remedy for Purchaser for payment of the Purchaser Adjustment Amount, if any, and the Purchase Price Adjustment Escrow Amount in the Escrow Account will be Purchaser’s sole and exclusive source of recovery for any amounts owing to Purchaser pursuant to this Section 2.7, even if the Purchaser Adjustment Amount exceeds the Purchase Price Adjustment Escrow Amount, and (ii) the adjustments to the Purchase Price provided for in this Section 2.7, and the dispute resolution provisions provided for in this Section 2.7, will be the exclusive remedy for the matters addressed or could be addressed by this Section 2.7. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Purchaser or any of its Affiliates or Advisors for the payment of the Purchaser Adjustment Amount will be asserted against any of the Sellers; provided that, for the avoidance of doubt, this sentence will not limit the obligations of Sellers expressly set forth in this Section 2.7, including with respect to the obligation, if any, to instruct the Escrow Agent to release the Purchaser Adjustment Amount from the Escrow Account.

(iv)            Any payments required to be made pursuant to this Section 2.7(d) will (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution of any Disputed Amounts pursuant to Section 2.7(c)(iii); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchasers or Sellers, as the case may be.

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(e)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.7 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Article III
Representations and Warranties of SellerS

Except as disclosed in the forms, reports, schedules, statements, exhibits and other documents filed during the 6 months preceding the date hereof with the SEC by Rite Aid Corporation, a Delaware corporation and parent of Elixir, in respect of Sellers, their Affiliates, and their businesses to the extent publicly available on the EDGAR system of the United States Securities and Exchange Commission (the “Filed SEC Documents”) (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are forward-looking in nature) or set forth in the Schedules delivered by Sellers concurrently herewith (each, a “Schedule” and collectively, the “Schedules”) and subject to Section 10.10, Sellers represent and warrant to Purchaser as of the date hereof as follows.

Section 3.1            Organization and Qualification. Each Seller is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Seller is duly licensed or qualified to do business under the Laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.2            Authorization of Agreement. Subject to requisite Bankruptcy Court approvals:

(a)            each Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which each such Seller is a party and to perform its obligations hereunder and to consummate the Transactions;

(b)            the execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transactions, subject to requisite Bankruptcy Court approvals being granted, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements and the consummation by it of the Transactions; and

(c)            this Agreement and the other Transaction Agreements to which each Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

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Section 3.3            Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), and (c) the requirements of the HSR Act and any other applicable antitrust, competition, foreign direct involvement or “FDI”, or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) are complied with, neither the execution and delivery by Sellers of this Agreement or the other Transaction Agreements, nor the consummation by Sellers of the Transactions, nor performance or compliance by Sellers with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of any Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable, (ii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Material Contract or accelerate any Seller’s obligations under any such Material Contract, (iii) conflict with or violate any Law or Order applicable to any Seller or any of the Acquired Assets, or by which any Seller, or any of the Acquired Assets, may be bound or affected, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Acquired Assets, except, in each case of clauses (ii) thru (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Assumed Liabilities, taken as a whole.

Section 3.4            Financial Statements.

(a)            Rite Aid Corporation, a Delaware corporation and direct or indirect parent of Sellers (“RAD”), has filed with the EDGAR system of the United States Securities and Exchange Commission:

(i)               its Form 10K, filing date May 1, 2023, which includes the audited consolidated balance sheet of RAD and subsidiaries as of March 4, 2023 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the fiscal year ended March 4, 2023; and

(ii)              its Form 10Q, filing date July 11, 2023, which includes the unaudited consolidated balance sheet of RAD and subsidiaries as of June 3, 2023, the related unaudited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the thirteen weeks ended June 3, 2023.

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(b)           Attached to Schedule 3.4(b) are:

(i)               the unaudited balance sheet of the Pharmacy Services Segment of RAD as of March 4, 2023 and the related unaudited statements of operations and cash flows for the fiscal year ended March 4, 2023; and

(ii)              the unaudited balance sheet of the Pharmacy Services Segment of RAD as of June 30, 2023 and the related unaudited statements of operations and cash flows for the six months ended June 30, 2023 ((a), and (b), collectively, the “Financial Statements”).

(c)            The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, subject to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and fairly present in all material respects the consolidated financial position of the Sellers and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown, except as may be indicated in the notes thereto.

(d)           Each of the Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP, and to maintain accountability for assets; (iii) access to Sellers’ assets are permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences (v) violations of the applicable Anti-Corruption Laws will be prevented and detected. None of RAD, to the extent directly related to the Business, any of the Sellers or, to the Knowledge of Sellers, any of their respective independent auditors, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the their internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect their ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 3.5            Title to Properties; Sufficiency of Assets.

(a)            (i) The Sellers own good and valid title to, or hold a valid leasehold interest in, all of the Acquired Assets, whether tangible or intangible, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) at the Closing, Sellers will transfer, convey and assign good and valid title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Other than the Excluded Assets, but together with the rights and services set forth in the TSA, the Acquired Assets constitute all of the assets, properties and rights necessary to operate and conduct the Business in substantially the same manner as the Business was operated and conducted immediately as of the date hereof.

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(c)            Schedule 3.5(c) sets forth the address of each Owned Real Property.

(d)            With respect to the Owned Real Property:

(i)              a Seller has good and marketable fee simple title to such Owned Real Property, which shall be, free and clear of all Encumbrances as of the Closing Date, except for Permitted Encumbrances;

(ii)                    no Seller has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof or otherwise transferred any of its rights to the Owned Real Property or any improvements thereon;

(iii)            other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(iv)            the Sellers are not a party to any agreement or option to purchase any real property or interest therein relating to, or used in connection with, the Business.

(e)            One or more of the Sellers has a good and valid leasehold interest to all real property leased by Sellers (the “Leased Real Property”), free and clear of all Encumbrances (other than Permitted Encumbrances). There are no leases, license agreements or other rights to occupy the Leased Real Property, or any portion thereof, except those rights of Seller as tenant pursuant to the applicable Acquired Lease or pursuant to any Permitted Encumbrance.

(f)            Schedule 3.5(f) sets forth the address of each Leased Real Property. The Sellers have made available to the Purchaser or the Purchaser’s Advisors true, correct and complete copies of each Acquired Lease. Except as set forth on Schedule 3.5(f) (and subject to entry of the Sale Order), with respect to each Acquired Lease (i) such Acquired Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of Sellers, there are no existing material disputes with respect to such Acquired Lease; (iii) none of Sellers or, to the Knowledge of Sellers, any other party to the Acquired Lease is in material breach or material default under such Acquired Lease, and, to the Knowledge of Sellers, no event has occurred since January 1, 2022 or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Acquired Lease; (iv) no Seller has currently subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (v) none of the Acquired Leases, or any interest therein, is collaterally assigned or subject to a security interest (other than Permitted Encumbrances); and (vi) a Seller has a valid leasehold interest in the Leased Real Property; and (vii) no notice of termination or default has been delivered or received with respect to any Acquired Lease.

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(g)            The improvements and fixtures (including building systems, such as heating, plumbing, ventilation, air conditioning and electric) on the Owned Real Property and Leased Real Property are in adequate operating condition and in a state of adequate maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the current operations of the Business. There is no condemnation, eminent domain, expropriation or similar proceeding pending or, to Sellers’ Knowledge, threatened against any of the Owned Real Property or Leased Real Property or any improvement thereon. The Owned Real Property and Leased Real Property constitutes all of the real property utilized by a Seller in the operation of the Business other than, for the avoidance of doubt, any real property used by Sellers’ Affiliates in providing services used by Sellers under the TSA.

Section 3.6            Contracts.

(a)            Schedule 3.6(a) sets forth a list of each Material Contract, as of the date of this Agreement. “Material Contract” means any Contract to which the Sellers are party, excluding any Employee Benefit Plan, that:

(i)               relates to the formation, creation, governance, economics, or control of any joint venture, partnership or other similar arrangement, other than Contracts entered into in the Ordinary Course;

(ii)              provides for indebtedness for borrowed money of Sellers having an outstanding or committed amount in excess of $100,000, other than letters of credit or expense advances made in the Ordinary Course or loans made under any 401(k) plan;

(iii)             relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $500,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Sellers of more than $500,000 after the date hereof (in each case, excluding for the avoidance of doubt, acquisitions or dispositions supplies, merchandise, Inventory, products, Equipment, properties or other assets in the Ordinary Course, or of supplies, Inventory, merchandise, products, Equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Business);

(iv)            is a Contract pursuant to which Sellers would reasonably be expected to (i) make payments of more than $500,000 during any fiscal year or (ii) receive payments of more than $3,500,000 during any fiscal year;

(v)             contains any provision (A) limiting, in any material respect, the right of Sellers to engage in any business, solicit or hire any Person, compete with any Person, or operate anywhere in the world, (B) granting any exclusivity right to any third party or containing a “most favored nation” provision in favor of any third party, or (C) granting any right of first refusal, right of first offer or right of first negotiation in each case of (A), (B) and (C), that would reasonably be expected to be material to the Business, taken as a whole;

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(vi)            is a Contract with a Governmental Body that involves aggregate annual payments in excess of $1,000,000 (not including drug spend);

(vii)            is a Contract with a Group Purchasing Organization that involves aggregate annual payments in excess of $500,000;

(viii)          contains minimum payment or purchase requirements, guarantees of purchase or sale, volume-based commitments or other pricing clauses of similar contractual language, in each case, except as would not reasonably be expected to be material to the Acquired Assets and the Business, taken as a whole;

(ix)             is a Contract between any Seller (on the one hand) and EIC (on the other hand);

(x)              is a collective bargaining agreement or other similar labor agreement covering (A) Business Employees or (B) to the extent such Contract would reasonably be expected to impact the Transactions or the hiring and employment of Business Employees by Purchaser hereunder, other employees of Sellers;

(xi)             is any Contract with any current Business Employee or contractor, that (A) involves aggregate annual compensation in excess of $100,000 during the past twelve-month period or that will be in excess of $100,000 during the twelve-month period following the date hereof for such person, other than offer letter agreements for at-will employment; or (B) involves any severance, change-in-control, retention, or similar type of payment payable by a Seller; or

(xii)            is any Contract for any employee staffing arrangement or any other arrangement whereby the Sellers spend in excess of $200,000 annually to retain the services of a staffing agency, professional employer organization, or employer of record.

(b)            True and complete copies of all Material Contracts have previously been made available to Purchaser or Purchaser’s Advisors. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law and except (i) as a result of the commencement of the Bankruptcy Cases, (ii) with respect to any Contract that has previously expired in accordance with its terms, or (iii) as set forth in Schedule 3.6(b), (A) each Material Contract is valid and binding on the Seller that is a party thereto and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) the applicable Seller, and to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (C) Sellers have received no written notice of the existence of any breach or default on the part of any Sellers under any Material Contract, (D) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of a Seller, or to the Knowledge of Sellers, any counterparty under such Material Contract and (E) to the Knowledge of Sellers, Sellers have not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract.

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(c)            Schedule 3.6(c) sets forth a list of the top 10 suppliers by value of purchases for each of the specialty pharmacy and pharmacy benefit management segments of the Business for each of the year ended December 31, 2022 and the six (6) month period ended June 30, 2023 (each, a “Significant Supplier”).

(d)            Schedule 3.6(d) sets forth a list of the top 20 customers by revenue (each, a “Significant Customer”) for each of the specialty pharmacy and pharmacy benefit management segments of the Business for each of the year ended December 31, 2022 and the six (6) month period ended June 30, 2023.

(e)            Since January 1, 2023, none of the Significant Suppliers or Significant Customers has canceled or otherwise terminated (other than pursuant to natural expiration) or made any written threat to any Seller to cancel or otherwise terminate or materially curtail its relationship with any Seller.

(f)            Except as set forth on Schedule 3.6(f) and except with respect to Excluded Liabilities: (i) all Client Contracts, Pharmacy Contracts and Rebate Contracts are currently, and since January 1, 2022 have been, adjudicated in accordance with the terms and conditions of each such Client Contract, Pharmacy Contract or Rebate Contract, in all material respects; and (ii) all material rebate claims of the Sellers since January 1, 2022 have been submitted and processed in accordance with the terms and conditions of the applicable Rebate Contract in all material respects, it being understood, in the case of (i) and (ii), that such terms include, for instance, reconciliation processes to correct the amount of payments initially made and compliance with such terms shall give effect to such reconciliations and that the initial design and setup of logistical arrangements with counterparties involves some degree of trial and error.

(g)            Scheduled 3.6(g) sets forth a list of customer Contracts of Sellers pursuant to which Sellers have received revenue of at least 80% of the aggregate revenue of the Business for the seven (7) month period ended July 31, 2023, together with the lives associated therewith, the start date of such Contracts, and the expected end date of such Contracts.

Section 3.7            No Litigation.

(a)            There are no Actions pending or, to Sellers’ knowledge, threatened against or affecting any of the Sellers that would reasonably be expected to adversely affect any Seller’s performance of its obligations under any of the Transaction Agreements or the consummation of the Transactions.

(b)            Except as set forth on Schedule 3.8(b), there is no Action pending, or to the Knowledge of Sellers threatened, against or relating to any Seller, the Business, the Acquired Assets or the Assumed Liabilities that (i) if adversely determined against any Seller, the Business, or the Acquired Assets would reasonably be expected to result in Liabilities, fines or damages of more than $500,000 or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii)(A) relates to a criminal matter or (B) calls for injunctive relief or other restriction that, if adversely determined against any Seller, would reasonably be expected to be material to the Business, Acquired Assets and the Assumed Liabilities, taken as a whole.

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(c)            Except as set forth on Schedule 3.8(c), since January 1, 2022, there has been no (i) such Action pending, or to the Knowledge of Sellers threatened, against any Seller or (ii) material Order imposed (or otherwise pending or the Knowledge of Sellers threatened) upon any Seller, in each case, by or before any Governmental Body.

Section 3.8            Permits; Compliance with Laws.

(a)            Each Seller (with respect to the Business) is, and has been since January 1, 2022, in compliance in all material respects with all Laws or Orders, applicable to such Seller. Each Seller holds all licenses, permits, Healthcare Permits, certificates, approvals and authorizations from Governmental Bodies necessary for the lawful conduct of the Business (collectively, “Permits”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) each Healthcare Permit is valid, subsisting and in full force and effect and (ii) the Business as currently conducted is not in violation of, nor are the Sellers in default or violation under, any Healthcare Permit.

(b)            To the Knowledge of the Sellers since January 1, 2022, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Healthcare Permits. There are no actions pending or, to the Knowledge of the Sellers, threatened, that seek the revocation, cancellation or adverse modification of any Healthcare Permit. To the Knowledge of the Sellers, each director, officer, employee, agent and independent contractor of the Sellers possesses all Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the Business.

(c)            Each Seller and each of their respective directors, officers and employees acting in such capacity and, to the Knowledge of Sellers, each of its and their other agents acting on its or their behalf, is, and has been since January 1, 2022, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder.

(d)            Since January 1, 2022, none of the Sellers, nor to the Knowledge of Sellers, any Affiliate of Sellers, has received written notice from any Governmental Body claiming or alleging that any of the Sellers are not in compliance with any applicable Law or Order applicable to any of them, or the operation of their respective businesses, in any material respect, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Assets and the Assumed Liabilities, taken as a whole.

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Section 3.9            Environmental Matters. Except as disclosed on Schedule 3.9, (a) Sellers are, and have been since January 1, 2022, in compliance in all material respects with all applicable Environmental Laws with respect to the conduct of the Business, (b) since January 1, 2022, no Seller has received any written notice alleging that any Seller is in violation of, or liable under, in any material respect, any Environmental Law that is unresolved with respect to the conduct of the Business, and to the Knowledge of the Sellers, there are no facts or circumstances that would be reasonably expected to result in any future written notices, (c) Sellers possess and are in compliance in all material respects with all Permits required under Environmental Laws for the operation of the Business as currently conducted (“Environmental Permits”), (d) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of Sellers, threatened in writing against any Seller, (e) Sellers are not subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved obligations on the part of any Seller, (f) since January 1, 2022 there has been no Release of Hazardous Materials with respect to any Seller’s currently or formerly owned, leased, or operated property, or at any location or facility where wastes from the operations or assets of the Sellers have been disposed or recycled, (g) no Seller is subject to any outstanding Order under any Environmental Law, (h) no Seller has assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any Liability or obligation, arising under or relating to Environmental Laws, including any obligation for investigation, corrective or remedial action, and (i) the Sellers have provided copies of all environmental assessments, environmental sampling and monitoring data, and health and safety audits concerning the business that are in their possession.

Section 3.10          Intellectual Property.

(a)            Sellers are the sole and exclusive owners of all of the rights, title and interest in and to the Acquired Intellectual Property, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all of the Acquired Intellectual Property that is registered is subsisting, valid and enforceable.

(b)            Section 3.10(b) is a complete and accurate list of each trademark registration, application for trademark registration and domain name included in the Acquired Intellectual Property that is registered with or applied for with (collectively, “Registered Trademarks”) the United States Patent and Trademark Office, any similar intellectual property office or any domain name registrar (each a “Registration Office”) setting forth as applicable, the title, application number, filing date, and registration number. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, with respect to each Registered Trademark, all necessary filing, examination, registration, maintenance, renewal and other fees and Taxes due on or prior to the date hereof and the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from a Registration Office) and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Registered Trademarks, in each case in accordance with applicable Law and to avoid loss or abandonment thereof.

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(c)            Sellers own or have valid, legally enforceable and sufficient rights to use all Intellectual Property necessary to the conduct of the Business as currently conducted by Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances). Sellers have taken reasonable steps to maintain and protect the confidentiality of the material trade secrets and other material non-public Acquired Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Acquired Assets and the Assumed Liabilities, taken as a whole, the Sellers have not disclosed any material trade secrets or non-public information included in the Acquired Intellectual Property (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. Nothing in this Section 3.10(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation, or violation of any Intellectual Property, which is the subject of Section 3.10(d) and Section 3.10(e).

(d)            No Actions are pending or, to the Knowledge of Sellers, threatened against any Seller, and since January 1, 2022, Sellers have not received any written notice or claim (including any cease and desist letter), (i) challenging the ownership, validity, enforceability or use by any Seller of any Acquired Intellectual Property, (ii) alleging that the Business, any Acquired Assets, or any Seller in connection with the Business is infringing, misappropriating or otherwise violating the Intellectual Property of any Person, (iii) that any Seller in connection with the Business requires a license to any Person’s Intellectual Property, or (iv) that includes any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.

(e)            To the Knowledge of Sellers, since January 1, 2022, no Person has infringed, misappropriated or otherwise violated the rights of Sellers with respect to any Acquired Intellectual Property, except as would not reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2022, no Seller has notified any Person that such Person is infringing, misappropriating, or violating any Acquired Intellectual Property. Since January 1, 2022, the using, making, modifying, selling, licensing, or distributing any of the Acquired Assets and the conduct and operation of the Business by Sellers has not violated, misappropriated, or infringed the Intellectual Property rights of any other Person, except as would not reasonably be expected to be material to the Business, taken as a whole.

(f)            The consummation of the Transactions will not result in the grant of any right or license to any third party of any Acquired Intellectual Property.

(g)            No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, require the disclosure or delivery to any Person (including any technology/software escrow company) of the source code for any material, proprietary software (including the Laker Software) that is included in the Acquired Intellectual Property (collectively, the “Transaction Source Code”), other than disclosure prior to the Closing Date of source code to employees or contractors of a Seller in connection with their performance of services for a Seller. Other than employees and contractors of a Seller who perform services for a Seller, no Seller has provided to any Person any Transaction Source Code.

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(h)            Each Seller is in compliance in all material respects with all Open License Terms applicable to any Public Software licensed to or used by a Seller. No Seller has received any written notice alleging that it is in violation or breach of any Open License Terms. Each Seller’s use, modification, and distribution of any Public Software does not (a) require a Seller to make available any Transaction Source Code or any third party’s source code (other than the source code for third party software used by Seller under Open License Terms); (b) require a Seller to grant permission to create modifications to or derivative works of any material proprietary software included in or provided with the Acquired Intellectual Property (“Acquired Software”); (c) require a Seller to grant a royalty-free license to any Person under any Acquired Intellectual Property or any third party Intellectual Property provided therewith (including any Acquired Software).

(i)             Except as would not reasonably be expected to be material to the business of Laker Software, Inc., no software, systems or networks included in the Acquired Intellectual Property contain any “virus,” “malware,” “malicious code,” or other similar software (collectively, “Viruses”). Except as would not reasonably be expected to be material to the business of Laker Software, Inc., the Sellers have taken reasonable steps to prevent the introduction of Viruses into any Acquired Intellectual Property.

(j)             Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of Laker Software, Inc., taken as a whole, no funding, facilities or resources of any Governmental Body or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Acquired Intellectual Property.

(k)            All current and former employees, consultants and independent contractors of Sellers who are or were involved in the creation or development of any material Acquired Intellectual Property have executed a written agreement regarding the protection of proprietary information and the present assignment to a Seller, or have otherwise assigned by operation of Law, all right, title and interest in such Intellectual Property created or developed by such Persons on behalf of such Seller.

(l)             Schedule 3.10(l) is a complete and accurate list of all Contracts to which any Seller is a party pursuant to which a Seller has granted or is required to grant to any Person any license to, any covenant not to assert or sue, other immunity from suit under, or any other rights, to any material Acquired Intellectual Property, other than (i) Contracts entered with customers and vendors in the ordinary course of business, (ii) Intellectual Property assignment Contracts entered into with employees or third-party contractors in the ordinary course of business, (iii) confidentiality or non-disclosure Contracts entered into in the ordinary course of business, and (iv) Contracts primarily for the provision of services where the granting or obtaining (or agreement to obtain) any right to use, or permission or agreement to permit any other Person to use, any Intellectual Property is ancillary or incidental to the transactions contemplated in such contract.

(m)            Schedule 3.10(m) is a complete and accurate list of all Contracts to which any Seller is a party pursuant to which any Person is currently granting or is required to grant in the future to a Seller any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any material Intellectual Property, other than (i) Contracts granting rights to commercial, off the shelf software and services with an annual license fee of less than $500,000, (ii) Contracts relating to free or open source software, (iii) confidentiality or non-disclosure Contracts entered into in the ordinary course of business, and (iv) Contracts primarily for the provision of services where the granting or obtaining (or agreement to obtain) any right to use, or permission or agreement to permit any other Person to use, any Intellectual Property is ancillary or incidental to the transactions contemplated in such Contract.

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(n)            Schedule 3.10(n) is a complete and accurate list, grouped by subsection, of all Contracts as follows: (i) by which Seller acquired from another Person any material Acquired Intellectual Property, (ii) under which a Seller grants to or receives from any Person an option or right of first refusal or right of first negotiation relating to any material Intellectual Property, and (iii) Contracts entered into in connection with the settlement of any dispute related to material Intellectual Property, including settlement agreements, covenants not to sue, and coexistence agreements.

Section 3.11          Privacy and Security Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Acquired Assets and the Assumed Liabilities, taken as a whole, in connection with the Acquired Assets, the Sellers are, and have been since January 1, 2022, in compliance with (A) all Laws pertaining to (i) data security, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information (referred to collectively in this Agreement as “processing”) ((i) and (ii) together “Privacy Laws”); (B) all Contracts (or portions thereof) to which any Seller is a party to the extent applicable to the Processing of Personal Information (collectively, “Privacy Agreements”); and (C) the Payment Card Industry Data Security Standard and all applicable rules and requirements by the PCI Security Standards Council, any member thereof, and any entity functioning as a card brand, card association, or other binding requirements pertaining to the acceptance of payment cards (collectively “PCI Requirements”).

(b)            The Sellers have implemented written policies relating to processing of Personal Information, including, a publicly posted website privacy policy (“Privacy and Information Security Policies”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Acquired Assets and the Assumed Liabilities, taken as a whole, the Sellers are and since January 1, 2022 have been, in compliance with all such Privacy and Information Security Policies.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Acquired Assets and the Assumed Liabilities, taken as a whole, at all times since January 1, 2022, the Sellers have taken commercially reasonable steps designed to protect the confidentiality, integrity, and security of all Personal Information, confidential information, and any other proprietary data used in the operation of the Business (collectively, “Business Data”) in Sellers’ possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

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(d)            Since January 1, 2022, Seller has not experienced any material unauthorized access, use, loss, destruction, modification, or disclosure of Business Data in the possession or control of any Seller that has had a material and adverse effect on the Business (a “Security Breach”). Since January 1, 2022, no Seller has provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any Security Breach. Since January 1, 2022, no Seller, its Affiliates, nor any third party acting at its direction or authorization has paid any perpetrator of any actual or threatened Security Breach or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack.

Section 3.12          Healthcare Matters. Except as would not reasonably be expected to be material to the Acquired Assets and the Business, taken as a whole:

(a)            Each of Seller and EIC is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Healthcare Laws. Neither Sellers nor EIC has received any written or, to the Knowledge of Sellers, oral notice of any pending or threatened adverse Action, claim or default alleging material non-compliance with such Healthcare Laws by the Sellers, or EIC. Neither Sellers nor EIC is a party to any corporate integrity agreement or has any reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation, Order, or agreement with any Governmental Body.

(b)            Neither Sellers nor EIC or any of their respective owners, directors, officers, managers, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), is, or has, (i) been debarred, excluded or suspended from participating in any Governmental Health Program, or subject to sanction, charged, pled guilty or nolo contendere to, or been convicted of a crime in connection with, any Governmental Health Program or under any Healthcare Law; (ii) been listed on the Office of Inspector General’s List of Excluded Individuals and Entities, state Medicaid exclusion lists, or the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.; (iii) been audited or investigated, outside of the ordinary course of business, by any Governmental Health Programs (or any Governmental Body with respect to any Healthcare Laws); or (iv) had a contract terminated by any Governmental Health Programs for a material breach or material default of the terms of the applicable contract.

(c)            Each Seller and EIC is, and has been, since January 1, 2022 in material compliance with HIPAA and have established and implemented such policies, programs, procedures, Contracts and systems as are necessary to comply in all material respects with HIPAA. Neither Sellers nor EIC has received written notice of, and there is no Action, or inquiry or investigation pending or, to the Knowledge of Seller, threatened with respect to any alleged “breach” as defined in HIPAA by any Seller, EIC, or their workforce. Each Seller and EIC has undertaken all necessary risk assessments of the Business required by HIPAA and has implemented appropriate corrective action to address all material vulnerabilities in its HIPAA safeguards and controls identified through such assessments. Each Seller and EIC has a written, signed, and HIPAA-compliant business associate agreement with each Person that is a “covered entity” or “business associate” (as such terms are defined by HIPAA) of such Seller or EIC, as applicable.

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(d)            Neither Sellers nor EIC has knowingly billed, received, paid or reimbursed in excess of amounts allowed by applicable Healthcare Laws, nor advised or provided information that could be reasonably interpreted to advocate upcoding or otherwise improperly coding any claims for payment for healthcare items or services to obtain greater reimbursement than would be paid pursuant to a properly coded and submitted claim. Neither Sellers nor EIC has made, offered, received or solicited any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(e)            Each Seller and EIC has and maintains a compliance program reasonably designed to satisfy the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. There are no outstanding material compliance complaints, reports, corrective actions, or ongoing internal compliance investigations.

Section 3.13         Tax Matters. Except as would not reasonably be expected to be material to the Acquired Assets and the Business, taken as a whole:

(a)            Each Seller (or its applicable Affiliate) has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns with respect to the Acquired Assets required to be filed by it (taking into account valid extensions of time within which to file), and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and were prepared in compliance in all material respects with applicable Law.

(b)            All material Taxes with respect to the Acquired Assets owed by a Seller, that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)            There are no Encumbrances for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

(d)            None of the Sellers has waived any statute of limitations in respect of material Taxes with respect to the Acquired Assets or agreed to any extension of time with respect to an assessment or deficiency for material Taxes with respect to the Acquired Assets (in each case, other than pursuant to extensions of time or waivers to file Tax Returns obtained in the Ordinary Course or waivers or extensions that have expired).

(e)            Since January 1, 2020, no claim has been made in writing by a Taxing Authority in a jurisdiction where any Seller or its Affiliate does not file Tax Returns with respect to the Acquired Assets that any such Seller is or may be subject to taxation by that jurisdiction with respect to the Acquired Assets that has not otherwise been fully resolved.

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(f)            Each Seller (or its applicable Affiliate) has withheld and paid to the applicable Taxing Authority all Taxes required to have been withheld and timely paid with respect to the Acquired Assets or the Transferred Employees, and such amounts to the appropriate Taxing Authority.

(g)            No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Seller with respect to the Acquired Assets. None of the Sellers has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Seller has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review (since January 1, 2020), or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Seller that has not been fully resolved, in each case, with respect to the Acquired Assets.

(h)            Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.13 shall constitute the sole representations and warranties in this Agreement with respect to Taxes and no representation or warranty set forth in this Section 3.13 shall be deemed to apply directly or indirectly with respect to any Seller Combined Tax Return. No representation or warranty is made with respect to any Tax attribute for any Post-Closing Tax Period.

Section 3.14          Employees.

(a)            Schedule 3.14(a) sets forth the following information for each Business Employee: (i) name; (ii) job title; (iii) date of hire (or seniority date, if different); (iv) full-time or part-time status; (v) exempt or non-exempt classification; (vi) base annual salary or hourly wage rate (as applicable); (vii) location (including location into which a remote employee reports); (viii) leave status; (ix) work authorization or permit type; (x) accrued, but unused paid-time-off; (xi) employing entity; and (xii) target annual bonus and the most recent bonus received; and, on a separate list on Schedule 3.14(a) (xiii) Healthcare Permit number and issuing authority, as applicable.

(b)            None of Sellers (with respect to the Business or Business Employees) is party to any collective bargaining agreements or similar labor-related Contracts with any labor union representing any Business Employees. There is no current written demand from any labor union seeking recognition as the exclusive bargaining representative of any Business Employees by any Seller and there is no pending or, to the Knowledge of Sellers, threatened, strike, lockout, organized labor slowdown, or concerted work stoppage by any Business Employees.

(c)            Sellers are in compliance in all material respects with all applicable Laws respecting employment practices and labor, including those related to wages and hours (including minimum wage and overtime Laws and wage payment Laws), collective bargaining, unemployment insurance, workers’ compensation, immigration, retaliation, harassment and discrimination, disability rights and benefits, affirmative action, employee layoffs, employee notification, leave, affirmative action, health and safety, and child labor.

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(d)            Except as would not result in material Liability, Sellers currently properly classify and have properly classified each Business Employee as exempt or non-exempt for the purposes of the Fair Labor Standards Act.

(e)            There is no Action pending or, to the Knowledge of Sellers, threatened in writing against any Seller alleging a violation of any labor or employment Law that if adversely determined against such Seller would reasonably be expected to result in Assumed Liabilities or would, individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Assets and the Assumed Liabilities, taken as a whole, nor have any such Actions been brought in the last 3 years.

(f)             No “mass layoff,” “plant closing” or similarly defined conduct (as defined in the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (collectively, “WARN”)) has been implemented by Sellers in the ninety (90) days immediately prior to the date of this Agreement. Except as set forth on Schedule 3.14(f), Sellers do not currently plan or contemplate any plant closings, reduction in force, terminations of employees, or similar personnel actions at any site of employment where any Business Employees or other employees of Sellers are located that would trigger obligations under WARN.

Section 3.15          Insurance. Schedule 3.15 sets forth a description of all material insurance policies maintained by Sellers other than any policies maintained in connection with an Employee Benefit Plan (the “Business Insurance Policies”). All such Business Insurance Policies are in full force and effect. No Seller since January 1, 2022, has received written notice from any insurer or agent of such insurer with respect to the cancellation or termination of any such Business Insurance Policies.

Section 3.16          Affiliate Transactions. Except as set forth on Schedule 3.16, to the Knowledge of Sellers, no Affiliate of any Seller, or any officer or director of any Seller, (a) is a party to any agreement that constitutes an Acquired Asset having a potential or actual value or a contingent or actual Liability exceeding $1,000,000, other than (i) loans and other extensions of credit to directors and officers of a Seller for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course, (ii) employment arrangements in the Ordinary Course and (iii) the Employee Benefit Plans, or (b) has any material interest in any Acquired Asset.

Section 3.17          Brokers. Except for Guggenheim Securities, LLC (“Guggenheim Securities”), the fees and expenses of which will be paid by Sellers, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Sellers.

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Section 3.18          Anti-Corruption. Since January 1, 2021, neither Sellers nor any of their Affiliates or their employees, or to the Knowledge of Sellers, any other Person acting on behalf of any of the foregoing, has directly or knowingly indirectly in connection with the business and operations of the Sellers: (i) made, offered, promised to make or authorized any unlawful payment, gift, or any other thing of value or advantage in violation of Anti-Corruption Laws, (ii) requested or received any payment, gift, or other thing of value or advantage in violation of Anti-Corruption Laws or (iii) otherwise violated any provision of the Anti-Corruption Laws. The Sellers have implemented policies and procedures reasonably designed to prevent, detect, and deter violations of any Anti-Corruption Laws. Since January 1, 2021, neither Sellers nor its Affiliates have received any notice from any Governmental Body or any other Person regarding any actual, alleged, or investigated violation of, or failure to comply with or Liability under, any Anti-Corruption Laws, and to the Knowledge of Sellers there are no conditions or circumstances that would reasonably be expected to give rise to any material future Action against, or voluntary disclosure by, the Sellers with respect to any Anti-Corruption Laws.

Section 3.19          Absence of Certain Changes. Except as set forth on Schedule 3.19, since June 30, 2023, (i) the Sellers have conducted their business in the Ordinary Course in all material respects (other than the marketing of the Business and processes and negotiations with Advisors and third parties in connection therewith, and preparation and commencement of the Bankruptcy Cases and actions related thereto), (ii) there has not been any Material Adverse Effect and (iii) there is no material business interruption or similar event, change or circumstance that has occurred, or is occurring, at any of the facilities, plants, offices, laboratories, warehouses, distribution centers and other properties (including at any Owned Real Property or Leased Real Property) owned or operated by the Sellers.

Section 3.20          Bank Accounts. Schedule 3.20 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers.

Section 3.21          Employee Benefit Plans.

(a)            Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS. There are no pending, or to the Knowledge of Sellers, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Plan which could reasonably be expected to result in any Assumed Liability. The Employee Benefit Plans comply in form and in operation with their terms and applicable Laws, including the applicable requirements of the Tax Code and ERISA, except as would not reasonably be expected to be material to the Acquired Assets and the Business, taken as a whole.

(b)            The consummation of the Transactions is not reasonably expected to (i) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any Business Employee under any Employee Benefit Plan, (ii) cause a Seller to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan or (iii) result in any “disqualified individual” with respect to any Seller receiving any “excess parachute payment” (as each such term is defined in section 280G of the Tax Code), determined without regard to any arrangements that may be implemented by, or at the direction of, Purchaser or any of its Affiliates.

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Section 3.22          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) (it being understood that Purchaser and the Purchaser Group have relied only on such Express Representations and warranties), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that no Seller nor any other Person on behalf of any Seller makes, and neither Purchaser nor any member of the Purchaser Group has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to any Seller, the Business, the Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in any presentations or other materials prepared by Guggenheim Securities or AlixPartners) (the “Information Presentation”) or in that certain “Project Poet” datasite administered by Datasite (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors. Except with respect to the Express Representations, all other representations and warranties, whether express or implied, are hereby expressly disclaimed by Sellers. Nothing in this Section 3.22 shall limit any rights or remedies of Purchaser with respect to a claim for Fraud.

Article IV
Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers as of the date hereof as follows.

Section 4.1            Organization and Qualification. Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of California and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transaction. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transaction by this Agreement.

Section 4.2            Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

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Section 4.3            Conflicts; Consents.

(a)            Assuming that (i) the Sale Order, and all other requisite Bankruptcy Court approvals are obtained, (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3(a) are made, given or obtained (as applicable), and (iii) the requirements of the HSR Act are complied with, neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the Transactions, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Purchaser’s Organizational Documents, (B) violate any Law or Order applicable to Purchaser, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other material Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (A) through (D), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

(b)            Except as set forth on Schedule 4.3(a), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Transactions, except (i) any filings required to be made under the HSR Act or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

Section 4.4            Financing. As of October 28, 2023, Purchaser or Guarantor will, and will through the Closing, have sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other Transactions, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with Transactions and does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing and such other dates that such obligations and transactions are required to be satisfied pursuant to the terms hereof. Purchaser affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Purchaser obtains financing for the Transactions. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

Section 4.5            Brokers. Except for UBS Securities LLC, all of whose fees and expenses will be borne solely by Purchaser, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions.

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Section 4.6            No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that will or would be reasonably likely to adversely affect Purchaser’s performance of its obligations under this Agreement or the consummation of the Transactions.

Section 4.7            Certain Arrangements. Except for any financing sources or lenders of Purchaser related to Purchaser’s financing of the Transaction, as of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management of any Seller or its respective board of directors (or member of management or applicable governing body of any Affiliate of any Seller), any holder of equity or debt securities of any Seller, or any lender or creditor of any Seller or any Affiliate of any Seller, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the Transactions or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of any Seller or any of its Affiliates to entertain, negotiate or participate in any such transactions.

Section 4.8            Solvency. Assuming the accuracy in all material respects of the representations and warranties in Article III, Purchaser is, and immediately after giving effect to the Transactions Purchaser shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.9            WARN Act and Mass Layoffs. Purchaser does not currently plan or contemplate any plant closings, reduction in force, terminations of employees, or similar personnel actions impacting Business Employees that would trigger obligations under the WARN Act or similar Laws.

Section 4.10          No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, Sellers are not relying on and will not rely on the accuracy or completeness of any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser and acknowledge that neither Purchaser nor any other Person on behalf of Purchaser makes on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser.

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Article V
Bankruptcy Court Matters

Section 5.1            Bankruptcy Actions.

(a)            Bankruptcy Court Milestones. The Sellers shall comply with the following timeline (the “Bankruptcy Court Milestones”):

(i)               As promptly as practicable but in no event later than one (1) day after the Petition Date, the Sellers shall file with the Bankruptcy Court the Bidding Procedures Motion.

(ii)              No later than three (3) Business Days following the Second Day Hearing, the Sellers shall obtain entry of the Bidding Procedures Order.

(iii)             No later than 60 days after the Petition Date, the Bidding Deadline pursuant to the Bidding Procedures Order will occur.

(iv)             No later than 75 days after the Petition Date, the Auction (if necessary) shall have been held pursuant to the Bidding Procedures Order.

(v)              No later than 80 days after the Petition Date, but subject to the availability of the Bankruptcy Court, the Bankruptcy Court shall have held the hearing to consider entry of the Sale Order.

(b)          The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction pursuant to the terms of the Bidding Procedures Order. Sellers may modify the motion seeking approval of the Sale Order pursuant to discussions with the United States Trustee assigned to the Bankruptcy Case, the Bankruptcy Court, any creditor or committee representing a group of creditors in the Bankruptcy Case, or any other party in interest, with such modifications being acceptable to Purchaser in its commercially reasonable discretion.

(c)           From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order.

(d)          The Parties shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order. Purchaser shall promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, and any other Order reasonably necessary in connection with the Transactions as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(e)           Each Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the Transactions and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Sellers from the Bankruptcy Court with respect to the Transactions.

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(f)            If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Backup Bidder”) and keep Purchaser’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until the earlier of (i) 60 days following the hearing to consider the Sale Order, (ii) the closing of an Alternative Transaction with a Successful Bidder, or (iii) such other date as this Agreement is terminated.

(g)           Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. Purchaser acknowledges that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.

(h)           Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a sufficient demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

(i)            Nothing in this Section 5.1 shall prevent Sellers from modifying the Bidding Procedures as necessary or appropriate to maximize value for Sellers’ estate in accordance with Sellers’ fiduciary obligations.

Section 5.2            Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay the Assumed Cure Costs. Also, subject to entry of the Sale Order, Sellers shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay the Excluded Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

Section 5.3            Approval. Sellers’ obligations under this Agreement and in connection with the Transactions are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

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Article VI
Covenants and Agreements

Section 6.1            Conduct of the Business of Sellers.

(a)            Except (i) as required by applicable Law, Order or a Governmental Body, (ii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing or use of cash collateral, as the case may be, (iii) as expressly contemplated, required or permitted by this Agreement, or (iv) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing, Sellers shall use their commercially reasonable efforts to carry on the Business in the Ordinary Course; provided that no action by any Seller with respect to matters specifically addressed by Section 6.1(b) shall be deemed to be a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

(b)            Except (i) as required by applicable Law, Order or a Governmental Body, (ii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing or use of cash collateral, as the case may be, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) to the extent related to an Excluded Asset or an Excluded Liability, or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing, Sellers shall not take any of the following actions with respect to the Business:

(i)               (A) incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of Sellers, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except, but only to the extent the following will constitute Excluded Liabilities, (1) for intercompany Indebtedness among Sellers and their Affiliates, (2) for letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (3) for Indebtedness incurred under arrangements that are not secured by the Acquired Assets, (4) for Indebtedness incurred under existing arrangements (including in respect of letters of credit) in an amount not to exceed $5,000,000 outstanding at any time and (5) for Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, or (B) make any loans, capital contributions or advances to, or investments in, any Person other than (1) as permitted pursuant to Section 6.1(b)(iv), (2) in the Ordinary Course, and (3) to any other Seller or Subsidiary; provided any such actions in the foregoing clauses (1), (2), and (3) do not give rise to an Assumed Liability;

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(ii)             sell or lease to any Person, in a single transaction or series of related transactions, any of Acquired Assets, except (A) Ordinary Course dispositions of Inventory, (B) transfers among the Sellers, (C) leases or subleases of real property under which a Seller is a tenant or a subtenant and voluntary terminations or surrenders of such leases or subleases, in each case following prior good faith consultation with Purchaser, and (D) other sales and leases in the Ordinary Course;

(iii)            make or authorize capital expenditures, including for property, plant and Equipment, except for those (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance), (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5,000,000 in the aggregate or (C) in accordance with the capital expenditure budget set forth on Schedule 6.1(b)(iii);

(iv)            except as permitted under Section 6.1(b)(iii), make any acquisition of, or investment in, any securities or business (including by merger), (which for the avoidance of doubt shall not include acquisitions of Inventory in the Ordinary Course);

(v)             except (A) in the Ordinary Course or (B) as permitted pursuant to the terms of any Employee Benefit Plan, (1) grant to any Business Employee at the level of Director or above any increase in compensation (including bonus or long-term incentive opportunities), (2) hire any employee who would be a Business Employee at the level of Director or above; (3) establish, adopt, enter into, materially amend or terminate any material Employee Benefit Plan, except in connection with annual open enrollment in the Ordinary Course; (4) take any action to discretionally accelerate any rights or benefits of any Business Employee at the level of Director or above under any Employee Benefit Plan; or (5) terminate any Business Employee (other than for cause) at the level of Director or above; provided that the foregoing clauses (1) through (5) shall not restrict any Seller from taking any action, including the termination of any non-Business Employee, or establishing any Employee Benefit Plan or other compensation or benefit plan that is not targeted at Business Employees;

(vi)            make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, Liabilities or results of operations of Sellers with respect to the Business, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

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(vii)           grant any Encumbrance (other than Permitted Encumbrances) on any of its material Acquired Assets; other than to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms) or permitted under Section 6.1(b)(i); provided that any such Encumbrance will be extinguished in connection with the Closing;

(viii)          waive, release, assign, institute, compromise, or settle any pending or threatened Action against, or related to, any Seller, the Business, the Acquired Assets, or the Assumed Liabilities and that would result in an Assumed Liability;

(ix)             (A) terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Material Contract, except any such action in the Ordinary Course or the expiration in accordance with its term or (B) enter into any Contract that would be a Material Contract if executed prior to the date of this Agreement or which would result in an aggregate obligation of Sellers in excess of $200,000, except for (Y) any renewal of any customer Contract in the Ordinary Course upon terms and conditions which are not materially less favorable in the aggregate to the Sellers than those in effect as of the date of this Agreement and (Z) any renewal of any other such Contract in the Ordinary Course upon terms and conditions which are no less favorable to the Sellers, in any material respect, than those in effect as of the date of this Agreement; provided that if Purchaser does not object within two (2) Business Days of a notice referencing this Section, describing in reasonable detail the Contract for which consent is being requested, and requesting consent for such Contract, Purchaser shall be deemed to have consented to Sellers entering into such Contract;

(x)              (A) abandon, cancel, fail to renew, or permit to lapse any Acquired Intellectual Property that is used in the conduct of the Business, or held for use by the Sellers, in each case that is material to the Business, taken as a whole other than pursuant to expiration of any such Acquired Intellectual Property at the end of its maximum term, or (ii) sell, transfer, license or otherwise encumber any material Acquired Intellectual Property, other than licenses of Acquired Intellectual Property in the Ordinary Course;

(xi)             solely with respect to Acquired Assets, (A) make any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or give any discounts or concessions for early payment of such accounts receivable, intercompany obligation or Liability for Indebtedness or (B) make any sales of, or, other than Permitted Encumbrances, convey any interest in, any accounts receivable, intercompany obligation or Liability for Indebtedness to any third party; provided that Sellers shall be entitled to, in their reasonable business judgment, take such actions with respect to such items that have been outstanding for more than twelve (12) months;

(xii)            amend in any material respect, cancel or permit to terminate any material insurance policy naming any Seller as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage; or

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(xiii)            grant any waiver under or amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit, other than in the Ordinary Course or as would not reasonably be expected to be material to the operation of the Business.

(c)            Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Business (or the other business of Sellers and their Affiliates) prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser and Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary contained herein, any action taken, or omitted to be taken, by any Seller pursuant to any Law, Order, directive, pronouncement or guideline issued by any Governmental Body or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.1.

Section 6.2            Access to Information.

(a)            From the date hereof until the Closing, Sellers will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours (and in accordance with the reasonable procedures established by Sellers) to the books and records of Sellers, in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Assets and the Assumed Liabilities as is reasonably necessary in order to consummate the Transactions; provided that (i) such access does not unreasonably interfere with the normal operations of any Seller, (ii) such access will occur in such a manner as Sellers reasonably determine to be appropriate to protect the confidentiality of the Transactions and such books and records, (iii) all requests for access will be directed to Guggenheim Securities or such other Person(s) as Guggenheim Securities may designate in writing from time to time (iv) nothing herein will require Sellers to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would cause significant competitive harm to any Seller if the Transactions are not consummated, (B) would waive any legal privilege, (D) would be in violation of applicable Laws (including the HSR Act and Foreign Competition Laws) or the provisions of any agreement to which Sellers are bound or would violate any fiduciary duty, or (E) is in respect of Excluded Tax Returns. Notwithstanding anything to the contrary contained herein will permit Purchaser or its authorized Advisors to conduct any sampling or testing of environmental media or any other invasive investigation or assessment at any Leased Real Property including of the type commonly known as a Phase II environmental site assessment.

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(b)            Subject to Section 6.14, the information provided pursuant to this Section 6.2 will be governed by all the terms and conditions of the Confidentiality Agreement. Sellers and their Affiliates make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(c)            From and after the Closing for a period of three years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Purchaser (including for the purpose of better understanding the books and records). Unless otherwise consented to in writing by Sellers, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Sellers such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance/benefit claims).

(d)            Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers in relation to this Transaction; provided that Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of any Seller prior to the Closing with respect to any Seller, the Business or the Transactions, in each case without the prior written consent of Sellers for each such contact, such consent not to be unreasonably withheld.

Section 6.3            Employee Matters.

(a)            At least 15 Business Days prior to the Closing Date, Purchaser shall extend to each Business Employee set forth on Schedule 6.3(a) (the “Scheduled Employees”) (which Schedule 6.3(a) Purchaser shall provide to Sellers by the date that is 15 days following the date hereof and which Schedule 6.3(a) shall include at least 900 Business Employees) a written offer of employment reviewed by Sellers, and which Sellers have had an opportunity to comment on, providing for a position that is materially the same as such employee’s position immediately prior to the Closing (including level of responsibility, primary location of employment and authority) on the terms set forth in this Section 6.3 (“Transfer Offer”) and that, if accepted, shall become effective immediately following the Closing. Business Employees who accept such Transfer Offers and begin employment with Purchaser as of the Closing Date shall be collectively referred to herein as “Transferred Employees.” Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all Scheduled Employees employed by Sellers will accept the Transfer Offer, or that any Transferred Employee will continue in employment with Purchaser following the Closing for any period of time. Purchaser shall notify Sellers in a reasonable timeframe prior to the Closing Date with respect to whether each such offer has been accepted or rejected. Purchaser shall carry out all necessary actions, and Sellers shall reasonably cooperate with Purchaser, to effect the timely employment by Purchaser or its applicable Affiliate of each Transferred Employee immediately following the Closing, and Sellers shall reasonably cooperate in connection therewith. Effective as of the Closing, each Transferred Employee previously employed by Sellers shall cease to be an employee of each Sellers.

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(b)            For a period of one year from and after the Closing Date, Purchaser shall provide each Transferred Employee, or cause each Transferred Employee to be provided, with: (i) a base compensation or wage rate, as applicable, that is no less than that provided to such Transferred Employee as of immediately prior to the Closing; (ii) cash incentive opportunities that are no less favorable than those provided to such Transferred Employee as of immediately prior to the Closing; (iii) health and welfare plans that are substantially similar in the aggregate to the health and welfare plans maintained by Purchaser or any of its Affiliates as of the Closing Date; and (iv) other employee benefits (including severance benefits and retention bonuses, but excluding long term incentive compensation and equity incentive compensation) that are no less favorable than those provided to such Transferred Employees as of the Closing Date. For purposes of eligibility, vesting and determining level of benefits under the benefit plans and programs maintained by Purchaser and its Affiliates or any of its Affiliates after the Closing Date (the “Purchaser Plans” ), each Transferred Employee shall be credited with his or her years of service with Sellers (and any predecessor thereof) before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(c)            On the Closing, Transferred Employees (and their eligible dependents and beneficiaries) shall cease active participation in the Employee Benefit Plans. Without limiting the generality of any other provision of this Agreement: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans; (ii) for purposes of each Purchaser Plan providing health or welfare benefits, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Employee Benefit Plans); and (iii) Purchaser shall cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents during the plan year in which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

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(d)            For the avoidance of doubt, Sellers shall be responsible for and ensure timely payment of all (i) final wages, including accrued wages, salary, accrued but unpaid bonuses, commission and other incentive payments, accrued but unpaid vacation and other compensation owed to the Business Employees through the Closing Date, and Purchaser shall not be liable for any such payments arising through the Closing Date, and (ii) all contributions under Employee Benefit Plans accruing prior to the Closing Date, including any such 401(k) plan employer contributions notwithstanding any year end service requirement. Further, to the extent a Scheduled Employee refuses to accept a Transfer Offer that complies with Section 6.3(a) or otherwise fails to be employed by Purchaser or its Affiliate as of the Closing Date, in each case through no fault of Purchaser, Sellers shall be responsible for any termination or other liabilities related to the employment or termination of any such Scheduled Employee.

(e)            The provisions of this Section 6.3 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(f)            Sellers shall be solely responsible for any and all obligations and Liabilities arising under Section 4980B of the Tax Code with respect to all “M&A qualified beneficiaries” as defined in 26 C.F.R. § 54.4980B 9.

(g)            Sellers expressly agree to retain all obligations, Liabilities, and commitments related to WARN, including any requirement to provide notice, that accrue up to and including the Closing Date; provided that Purchaser shall provide Sellers with sufficient advance notice to allow Sellers to comply with WARN in the event that Purchasers fail to offer employment to a sufficient number of Scheduled Employees or offer terms of employment that, in either event, would reasonably be expected to constitute a constructive discharge under WARN. Notwithstanding anything to the contrary herein, Sellers or their Affiliates shall be permitted to provide WARN notices prior to the Closing to any employees they reasonably believe could be owed it under applicable Law, in consultation with Purchaser. Purchaser expressly agrees to assume all obligations, Liabilities, and commitments related to WARN, including any requirement to provide notice, that accrue following the Closing Date, as well as any WARN Liabilities relating to the termination of Scheduled Employees who do not receive a Transfer Offer that complies with the requirements under Section 6.3(a)  from Purchaser.

(h)            For any Transferred Employees who are Delayed Transferred Employees, the provisions of this Section 6.3 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

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(i)            In the event that the Closing is to occur prior to January 1, 2024, the Parties shall negotiate in good faith an amendment to the TSA or other Contract, pursuant to which Sellers shall continue to employee the Transferred Employees and administer their payroll and continue their existing benefits, all at Purchaser’s sole cost and expense (with no markup by Seller) until such time as Purchaser is able to onboard such Transferred Employees to its payroll systems and Purchaser Plans, such time not to be later than February 1, 2024, and the provisions of this Section 6.3 shall be amended accordingly.

Section 6.4            Regulatory Approvals.

(a)            Subject to Section 6.5, Sellers will (i) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with any filings made by the Purchaser Group pursuant to Section 6.4(b), and (ii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(a) or Section 6.4(b) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings.

(b)            Subject to Section 6.5, Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the Transactions, if any, including any Healthcare Laws, and including, obtaining any required Healthcare Permits, (ii) cooperate with Sellers in exchanging such information and providing such assistance as Sellers may reasonably request in connection with any filings made by a Seller pursuant to Section 6.4(a), and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(b) or Section 6.4(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances.

(c)            This Section 6.4 shall not apply to efforts related to Foreign Competition Laws, which shall be governed by the obligations set forth in Section 6.5 below.

Section 6.5            Antitrust Notification.

(a)            Sellers and Purchaser (and their respective Affiliates, if applicable) will, as promptly as practicable (and, in the case of filings under the HSR Act, no later than ten (10) Business Days following the date hereof), (i) file with the United States Federal Trade Commission and the United States Department of Justice, the notification form required pursuant to the HSR Act for the Transactions, and (ii) make all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws set forth on Schedule 7.1(a). Each Seller and Purchaser shall (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such Foreign Competition Laws, and will respond to any requests made for any supplemental information by any Governmental Body as promptly as practicable. Sellers and Purchaser shall not extend any waiting period or enter into any agreement or understanding with any Governmental Body without the prior written consent of the other; provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Purchaser will be solely responsible for payment of all filing fees payable in connection with such filings.

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(b)            Subject to the immediately following sentence, Sellers and Purchaser will use their reasonable best efforts to as promptly as practicable (and in any event prior to the Outside Date) obtain any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required under the HSR Act or such Foreign Competition Laws for the consummation of this Agreement and the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Nothing in this Agreement, including this Section 6.5, obligates Purchaser to (i) oppose any motion or action for a temporary, preliminary or permanent Order against, or preventing or delaying, the consummation of the Transactions, or undertake any appeal of any adverse decision or Order by any Governmental Body, (ii) propose offer, accept, or enter into any consent decree, consent agreement, settlement or other agreement or arrangement to hold separate, license, sell, transfer, dispose or divest any assets (whether tangible or intangible), rights, properties, products or businesses of Purchaser, its Affiliates or, after the Closing, the Acquired Assets, (iii) agree to the termination, modification, or assignment of existing relationships, joint ventures, Contracts or obligations of Purchaser or its Affiliates or (iv) agree to any limitations on conduct or actions of members of Purchaser, its Affiliates or after the Closing, the Acquired Assets.

(c)            The Parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite obtaining any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act or Foreign Competition Laws at the earliest practicable dates and, in any event, prior to the Outside Date. Such reasonable best efforts and cooperation shall include each Party and its respective counsel undertaking to (i) promptly notify the other Party or its counsel of, and, if in writing, furnish such other Party or its counsel with copies of (or, in the case of oral communications, advise such other Party or its counsel of the contents of), any communication received by such Person from a Governmental Body in connection with the filings made pursuant to this Section 6.5 and (ii) keep the other Party or its counsel informed with respect to the status of any applicable submissions and filings to any Governmental Body in connection with this Agreement and the Transactions and any developments, meetings or discussions with any Governmental Body in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, Consent, approval, waiver, or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial Action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Body with respect to this Agreement and the Transactions. Neither Sellers nor Purchaser will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry relating to the Transaction without giving the other Party reasonable prior notice of the meeting or discussion and, unless prohibited by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion. Each Party will have the right to review and approve the content of any draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, presentations, white papers, correspondence or other written materials submitted therewith) to be submitted by the other Party to any Governmental Body in advance of any such submission. Each Party acknowledges that, with respect to any non-public information provided by a Party to the other under this Section 6.5, each Party may (1) designate such material as restricted to “outside counsel only” and any such material shall not be shared with employees, officers or directors or their equivalents of the receiving Party without approval of the disclosing Party and (2) make appropriately limited redactions necessary to satisfy contractual confidentiality obligations, preserve attorney-client privilege or protect material relating to the valuation of the Acquired Assets.

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(d)            Purchaser will not, and will not permit any member of the Purchaser Group or their respective Affiliates to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to (i) impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act or Foreign Competition Laws from any Governmental Body necessary to consummate the Transactions, (ii) materially increase the risk of any Governmental Body entering an Order preventing, delaying or prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

Section 6.6            Reasonable Efforts; Cooperation.

(a)            Subject to the other terms of this Agreement, each Party shall (whether directly or through its Advisors) use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the Transactions to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

(b)            The obligations of Sellers pursuant to this Agreement, including this Section 6.6, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), Sellers’ debtor-in-possession financing, and Sellers’ obligations as debtors-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order, and the Sale Order), and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

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Section 6.7            Certain Financing Matters.

(a)            From the date hereof until the Closing Date, Sellers shall (whether directly or through their respective Advisors) use their commercially reasonable efforts to provide all cooperation reasonably requested by Purchaser in connection with the Financing, at Purchaser’s sole expense, including by using commercially reasonable efforts to (i) furnish Purchaser on a reasonably timely basis with such documentation and information (including financial information) that Purchaser or Purchaser’s financing sources have reasonably requested in writing (including electronic correspondence) in connection with obtaining or consummating the Financing, (ii) assist with the preparations for (but not the execution of) the provision of guarantees and the pledging of collateral (it being understood that no such pledging of collateral will be made by any Seller or be effective until at or after the Closing), (iii) provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act and beneficial ownership regulations, at least three (3) Business Days prior to Closing, reasonably requested no later than five (5) Business Days prior to the Closing by Purchaser, and (iv) facilitate the taking of all actions reasonably requested by Purchaser in connection with the Financing; provided that (A) no personal liability shall be imposed on any of the Advisors, employees, officers or directors of Sellers involved in the foregoing cooperation, (B) Sellers will not be required to pay any commitment or other fees or expenses in connection with Purchaser’s debt financing, and (C) no Advisor, director or officer of any of Sellers shall be obligated to execute any documentation in connection with Purchaser’s debt financing unless continuing in such capacity after the Closing.

(b)            None of Sellers shall be required to take any action pursuant to this Section 6.7 that would subject it to actual or potential Liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other fee or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing. Purchaser shall indemnify and hold harmless the Seller Parties from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with this Section 6.7 and any information utilized in connection therewith. Purchaser shall, promptly upon request by Elixir, reimburse Sellers for all reasonable out-of-pocket costs incurred by them in connection with this Section 6.7.

(c)            Notwithstanding this Section 6.7 or anything else in this Agreement, Purchaser acknowledges and agrees that (i) it is not a condition to the Closing or to any of Purchaser’s other obligations under this Agreement that Purchaser obtain the Financing. The Parties agree that this Section 6.7 (and not Section 6.6 or Section 6.8) sets forth Sellers’ sole obligations with respect to the Financing and (ii) the condition set forth in Section 7.2(b), as it applies to Sellers’ obligations under this Section 6.7, shall be deemed satisfied unless the failure to obtain the Financing is a direct result of Sellers’ knowing and material willful breach of their obligations under this Section 6.7.

Section 6.8            Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

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Section 6.9            Insurance Matters.

(a)            Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to any Seller and the Acquired Assets that is maintained by such Seller (whether such policies are maintained with third party insurers or with any Seller) shall cease to provide any coverage to Purchaser and the Acquired Assets and no further coverage shall be available to Purchaser or the Acquired Assets under any such policies.

(b)            To the extent that (i) any insurance policies issued for the benefit of any Seller (the “Sellers’ Insurance Policies”) cover any Liability relating to the Acquired Assets and relating to or arising out of occurrences or events on or prior to the Closing (“Pre-Closing Matters”) and (ii) the Sellers’ Insurance Policies continue to offer coverage after the Closing to permit claims to be made thereunder with respect to Pre-Closing Matters, the Sellers shall cooperate with Purchaser in submitting claims and seeking recovery with respect to Pre-Closing Matters on behalf of Purchaser under the Seller’s Insurance Policies. Purchaser shall not make any such claims if, and to the extent that, such claims are covered by insurance policies held by Purchaser or its Affiliates. The Sellers shall, on request from Purchaser, with respect to any claim arising from an Assumed Liability that is covered or potentially covered the Sellers’ Insurance Policies, (i) report such claim to the appropriate insurer as promptly as practicable after such claim is reported to the Sellers, and (ii) instruct that any proceeds of such insurance policy are paid directly to Purchaser, the attorneys handling the defense of such claim or, where applicable, to the claimant as a result of any judgment or settlement, rather than to the Sellers (but subject to all limitations and deductibles and exclusions under such policies and net of Sellers’ out-of-pocket costs and expenses of seeking such recovery and any Taxes incurred by Sellers with respect to such recovery, all of which shall be paid directly to Sellers); provided that Purchaser shall notify the Sellers promptly of any such claim or potential claim and shall reasonably cooperate in the investigation and pursuit of any such claim or potential claim.

Section 6.10          Receipt of Misdirected Assets; Liabilities.

(a)            From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Purchaser for such Seller until so transferred.

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(b)            From and after the Closing, if any Seller or any of its Affiliates is subject to a Liability that should belong to Purchaser or its Affiliates pursuant to the terms of this Agreement, such Seller shall promptly transfer or cause such of its Affiliates to transfer such Liability to Purchaser, and Purchaser shall assume and accept such Liability. From and after the Closing, if Purchaser or any of its Affiliates is subject to a Liability that should belong to a Seller or its Affiliates pursuant to the terms of this Agreement, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such Liability to the applicable Seller or its Affiliates, and such Seller or its Affiliates shall assume and accept such Liability.

Section 6.11          Guarantees; Third Party Assurances.

(a)            Purchaser acknowledges Sellers and their Affiliates have entered into various arrangements (i) in which guarantees, letters of credit, sureties, bonds or similar arrangements were issued by Sellers or their Affiliates and (ii) in which Sellers or their Affiliates are the primary obligors on other Contracts, in any such case to support or facilitate Sellers, in each case, set forth in Schedule 6.11(a) ( “Seller Support Obligations”). It is understood that the Seller Support Obligations are not intended to continue after the Closing. Purchaser agrees that it shall use its reasonable best efforts to obtain replacements for the Seller Support Obligations (which shall include the full and unconditional release of Sellers and their Affiliates) that will be in effect at the Closing or, in the case of Seller Support Obligations described in the foregoing clause (ii), will use its commercially reasonable efforts to arrange for itself or one of its Subsidiaries to be substituted as the primary obligor thereon as of the Closing through an assumption, accession, acknowledgement or similar agreement (which shall include the full and unconditional release of Sellers and their Affiliates) with the beneficiary of the applicable Seller Support Obligation. Whether or not Purchaser is able to satisfy the terms of the immediately preceding sentence, Purchaser shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, agents and representatives from and against any and all Liabilities incurred by any of them relating to the Seller Support Obligations. Purchaser agrees that, with respect to any Seller Support Obligation, its reasonable best efforts pursuant to this Section 6.11 shall include, if requested, the execution and delivery by Purchaser, or by an Affiliate of Purchaser acceptable to the beneficiary of such Seller Support Obligation, of a replacement guarantee that is substantially in the form of such Seller Support Obligation. All costs and expenses incurred in connection with providing the release or substitution of the Seller Support Obligations shall be borne by Purchaser.

(b)            At or prior to the Closing, Purchaser shall at its sole cost and expense arrange for the issuance of replacement surety bonds or similar instruments or post cash collateral to the issuer with respect to all outstanding surety bonds or similar instruments issued with respect to the Business and which are set forth in Schedule 6.11(b) (collectively, the “Third Party Assurances”) such that all Third Party Assurances may be returned, terminated or otherwise unwound in full as of the Closing.

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Section 6.12          Acknowledgment by Purchaser.

(a)            Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the Business (including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects), and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the Transactions, Purchaser and the Purchaser Group have relied solely, are relying, and will rely, solely, on the Express Representations and the results of the Purchaser Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, any Information Presentation, or the Projections or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of any Seller or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser or any member of the Purchaser Group may rely in connection with the Transactions and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of any Seller, any of the Seller Parties or any other Person on behalf of any Seller or any of the Seller Parties or any of their respective Affiliates or Advisors and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects of the Business, or the quality, quantity or condition of any of the Acquired Assets are, in each case, specifically disclaimed by each Seller, on its behalf and on behalf of the Seller Parties. Purchaser, on its own behalf and on behalf of the Purchaser Group: (1) disclaims reliance on the items in clause (ii) in the immediately preceding sentence; and (2) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence (which do not, for the avoidance of doubt, include Purchaser’s or Purchaser Group’s reliance on the Express Representations). Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither Sellers, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and subject to Section 6.12(c), Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby waives, all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (x) any potentially material information regarding any Seller or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (y) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of any Seller’s business (including the Business), operations, assets, Liabilities, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

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(b)            Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser Group of the Business, Purchaser and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of any Seller, or other Seller Parties, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of Sellers, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)            Nothing in this Section 6.12 shall limit any rights or remedies available to Purchaser in the case of a claim for Fraud.

(d)            Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it will not assert, institute, or maintain, and will cause each member of the Purchaser Group not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.12, including any such Action with respect to the distribution to Purchaser or any member of the Purchaser Group, or Purchaser’s or any member of the Purchaser Group’s use, of the information, statements, disclosures or materials in the Information Presentation, the Dataroom or Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

Section 6.13          Guaranty.

(a)            Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Sellers (i) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Purchaser arising under or pursuant to this Agreement; (ii) the accuracy of Purchaser’s representations and warranties set forth herein; and (iii) the punctual payment of all sums, if any, now or hereafter owed by Purchaser under and in accordance with the terms of this Agreement, including the payment obligations of the Purchaser pursuant to Section 2.1 (the matters set forth in clauses (i), (ii), and (iii), collectively, “Guaranteed Obligations”).

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(b)           If Purchaser fails to perform any of the Guaranteed Obligations, then Guarantor shall itself be jointly and severally liable for the Guaranteed Obligations and shall perform or take whatever steps as may be necessary to procure performance of the same.

(c)           Notwithstanding any other provision of this Section 6.13, nothing herein shall be construed as imposing greater obligations or Liabilities on Guarantor than for which Purchaser itself would be liable under this Agreement or obliging Guarantor to indemnify and hold harmless Sellers against any losses, costs, or expenses for which Purchaser itself would not be liable under this Agreement, except as set forth in this Section 6.13, including Section 6.13(f) and Section 6.13(h).

(d)           The obligations of Sellers under this Agreement shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Section 6.13 and all dealings between Sellers and Purchaser shall likewise be conclusively presumed to have been consummated in reliance upon this Section 6.13.

(e)           Guarantor’s obligations hereunder shall not be affected by any facts or circumstances that might constitute a legal or equitable bar, discharge or defense to any Guaranteed Obligations available to Guarantor but not available to Purchaser, and Guarantor hereby expressly waives and renounces any and all such bars, discharges and defenses.

(f)            The guarantee by Guarantor contained herein shall be a continuing guarantee, shall remain in full force and effect and shall continue to be enforceable by Sellers until the performance by Purchaser of all of the Guaranteed Obligations (notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure or existence of any Seller or any of its Subsidiaries) and that upon completion of all of the Guaranteed Obligations, this guarantee shall terminate automatically and Guarantor shall stand discharged of all of its obligations under this guarantee. Guarantor shall indemnify Sellers for any costs and expenses incurred by Sellers in enforcing this Section 6.13, including the fees and expenses of counsel and other Advisors of Sellers in the investigation and prosecution of any Action with respect hereto. Guarantor’s obligations under this Section 6.13 shall not be terminated, modified, affected or impaired by reason of any relief or discharge of Purchaser from any of Purchaser’s respective obligations in bankruptcy or similar proceedings, or by liquidation or dissolution.

(g)           The liability of Guarantor under this Section 6.13 shall be unlimited and unconditional, and this Section 6.13 shall be a continuing guaranty.

(h)           Guarantor hereby makes the representations and warranties set forth in Article IV as to itself, and such representations and warranties shall apply mutatis mutandis as if Guarantor were substituted for Purchaser therein.

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Section 6.14         Confidentiality.

(a)            The Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided that from and after the Closing, all of Purchaser’s and its Affiliates obligations under the Confidentiality Agreement with respect to confidential information that constitutes an Acquired Asset or Assumed Liability, shall terminate and be of no further force or effect.

(b)            From and after the Closing the confidential information and trade secrets included in the Acquired Assets (“Business Confidential Information”) will be the confidential information of Purchaser; provided that Business Confidential Information shall not include any information that is or, after the Closing, becomes generally available to the public other than as a result of disclosure, directly or indirectly, by Sellers in violation of this Section 6.14. The Sellers will not use the Business Confidential Information except to (i) provide the services under the TSA, or (ii) comply with applicable Law or a Contract that is an Excluded Asset and solely for the purpose of complying with such Contract,, (iii) enforce Sellers’ rights hereunder, or (iv) participate in commercial arrangements between Sellers and their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand ((i) through (iv), the “Permitted Purposes”).

(c)            Following the Sellers’ delivery of the Acquired Assets to Purchaser and Purchaser’s confirmation of receipt of the Acquired Assets, the Sellers will use commercially reasonable efforts to permanently delete and erase from the Sellers’ systems and storage locations all software and other technology that is not needed by the Sellers to provide the services under the TSA, except Sellers may retain such documents, records, and copies as are be required in order to satisfy any retention policies, internal compliance procedures or regulations or Law to which Seller is subject, or where it is not reasonably possible to destroy copies that have been created by ordinary course electronic backup procedures, provided that (x) the obligations in this Section 6.14 shall continue to apply to such documents, records and copies and (y) in each case, such documents, records and copies are only available and accessible to employees of Seller with a need to know solely for the foregoing purposes. Following the termination or expiration of the TSA, Sellers will use commercially reasonable efforts permanently delete and erase from the Sellers’ systems and storage locations all of the software and other technology included in the Acquired Assets that was needed by the Sellers to perform obligations under the TSA, except Sellers may retain such documents, records, and copies as are be required in order to satisfy any retention policies, internal compliance procedures or regulations or Law to which Seller is subject, or where it is not reasonably possible to destroy copies that have been created by ordinary course electronic backup procedures, provided that (x) the obligations in this Section 6.14 shall continue to apply to such documents, records and copies and (y) in each case, such documents, records and copies are only available and accessible to employees of Seller with a need to know solely for the foregoing purposes.

(d)            From and after the Closing, except with the prior written consent of Purchaser, the Sellers agree to keep confidential and not disclose the Business Confidential Information, except to the extent that (A) such information has otherwise been made public other than as a result of disclosure, directly or indirectly, by Sellers in violation of this Section 6.14, (B) any such information is reasonably necessary for enforcing the Sellers’ rights hereunder and is disclosed to any Governmental Body in connection with any Actions involving a dispute between any Seller and any Purchaser Group member, (C) any Seller is required by applicable Law (including, in connection with the Bankruptcy Cases) to divulge or disclose any such information (in which case Sellers shall promptly notify Purchaser in advance of disclosing such information and use commercially reasonable efforts to cooperate with Purchaser to limit such disclosure, to the extent permitted under applicable Law), and (D) to its Affiliates and Advisors solely on a need to know basis in connection with the Permitted Purposes and solely for the Permitted Purposes.

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(e)            Purchaser acknowledges that Sellers’ and their Affiliates’ directors, officers and employees may unavoidably retain unassisted mental impressions of Business Confidential Information that were not the result of such individuals having studied, memorized, or reviewed Business Confidential Information for the purpose of remembering, preserving, replicating or otherwise using such Business Confidential Information (“Mental Impressions”), and such retention of such Mental Impressions shall not in and of itself constitute a breach of this Section 6.14. In addition, to the extent such Mental Impressions are recalled indirectly or subconsciously as part of such individual’s general industry knowledge, and not as such individual’s direct or conscious recollection (i) of Business Confidential Information or (ii) as information relating to or having been included in the Acquired Assets, such individual’s actions or omissions, to the extent based on such general industry knowledge and not on specific Business Confidential Information, shall not in and of themselves constitute a breach of this Section 6.14. However, and notwithstanding anything to the contrary, this Section 6.14(e) will not (x) affect in any manner whatsoever Purchaser’s rights in the Acquired Intellectual Property or (y) assign to Sellers or their Affiliates or any other Person or otherwise grant to Sellers or their Affiliates or any other Person any license or other rights whatsoever to, any of the Acquired Intellectual Property.

Section 6.15          No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the closing, Purchaser shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Acquired Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Purchaser shall have no Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Acquired Assets) against Sellers or any of Sellers predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Acquired Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 6.15.

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Section 6.16          Retained Privileged Materials. Following the Closing (i) in the event of a dispute between Purchaser and its Affiliates, on the one hand, and a third party (other than Sellers), on the other hand, Purchaser shall have the right to, or to require Sellers to, assert the attorney-client privilege to prevent disclosure of any Retained Privileged Materials to a third party, and (ii) without Purchaser’s prior written consent, Sellers shall not, unless required by applicable Law, disclose, transfer or otherwise make available any Retained Privileged Materials to any third-party, in any manner that would reasonably be expected to result in the waiver of the attorney-client privilege with respect to such materials.

Section 6.17          Notification of Certain Matters. The Sellers will promptly (and, in any event, within ten (10) days) notify Purchaser in writing of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the Transactions (including that may restrain, enjoin or otherwise prohibit the consummation of the Transactions); and (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) will not be satisfied.

Section 6.18          Change of Name. Promptly (and, in any event, within 60 days) following the Closing, each Seller shall, and shall cause their Subsidiaries (other than EIC) to, discontinue the use of their current legal entity name (and any other trade names or “d/b/a” names currently utilized by each Seller) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Elixir,” “Ascend,” “Laker,” and/or “Tonic” and the other names listed on Schedule 6.18 without the prior written consent of Purchaser, and each Seller shall cause the name of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller.

Section 6.19          Open Source Remediation. Prior to Closing, Seller shall obtain and pay for commercial licenses for iTextSharp, ServiceStack and jqGrid software sufficient to permit Seller’s use of such software.

Section 6.20          CMS Novation. As promptly as practicable, and in any event not later than ten (10) Business Days, after the date hereof, Sellers shall cause EIC to jointly prepare with EIC and to file with CMS a request for CMS to approve and consent to the novation of the CMS Contracts from EIC to Purchaser pursuant to the Novation Agreement, by and among CMS, EIC (as transferor) and Purchaser (as transferee) (“Novation Agreement”). Sellers shall cause EIC to include in such request all of the information and documentation required pursuant to 42 CFR § 423.552 and any additional information required or advisable pursuant to applicable Law. Thereafter, Sellers shall cause EIC, in coordination with Purchaser, to promptly update, as necessary or appropriate, the Novation Agreement request to include all of the information required pursuant to 42 CFR § 423.552 and any additional information required or advisable pursuant to applicable Law, including all information requested by CMS. Sellers shall cause EIC to furnish to Purchaser, and Purchaser shall furnish to Sellers, all necessary information as the other Party may reasonably request in connection with its preparation of any filing or submission in connection with the Novation Agreement, and shall keep the other Party apprised of the status of any communications with, and inquiries or requests for additional information from, CMS or other Governmental Body. Sellers shall cause EIC to, and Purchaser shall, comply promptly with any such inquiry or request of CMS related to the Novation Agreement. Sellers shall cause EIC to, and Purchaser shall, satisfy all requirements applicable to the Novation Agreement pursuant to 42 CFR §§ 423.551 AND 423.552. In the event that the Novation Agreement is not obtained pursuant to the terms and conditions set forth in this Section 6.20, the terms and conditions set forth in Section 1.7 shall become null and void. Notwithstanding this Section 6.20 or anything else in this Agreement, Purchaser acknowledges and agrees that (a) it is not a condition to the Closing or to any of Purchaser’s other obligations under this Agreement that the Parties obtain the Novation Agreement. The Parties agree that this Section 6.20 (and not Section 6.6 or Section 6.8) sets forth Sellers’ sole obligations with respect to the potential Novation Agreement and (ii) the condition set forth in Section 7.2(b), as it applies to Sellers’ obligations under this Section 6.20, shall be deemed satisfied unless the failure to obtain the Novation Agreement is a direct result of Sellers’ knowing and material willful breach of their obligations under this Section 6.20.

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Section 6.21          Completion of TSA Schedules. Purchaser and Sellers shall cooperate in good faith to finalize the TSA to the reasonable satisfaction of the Purchaser and Sellers as soon as reasonably practicable following the date hereof and in any event on or prior to the date that is 3 weeks following the date hereof. Purchaser and Sellers shall negotiate in good faith to modify and finalize the schedules to and the economic terms of the TSA; provided that Purchaser and Sellers acknowledge and agree that the form of TSA attached as Exhibit G is considered substantially complete but there are open matters relating primarily to finalizing the services and economic terms, which may include revisions to the body of the TSA.

Article VII
Conditions to Closing

Section 7.1            Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)            the expiration or termination of any required waiting period under the HSR Act or under the Foreign Competition Laws set forth in Schedule 7.1(a) related to the Transactions, and receipt of any necessary approval related to the Transactions under the Foreign Competition Laws or other regulations set forth in Schedule 7.1(a);

(b)            no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the Transactions that is still in effect; and

(c)            the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, reversed, or modified in a manner not reasonably acceptable to the Parties.

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Section 7.2            Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            (i) the representations and warranties made by Sellers in Article III (in each case, other than the Fundamental Representations and the Seller Sufficiency Representations) shall be true and correct in each case in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers contained therein (other than “material weaknesses” in Section 3.4(d) and the word “Material” when used in the instances of the defined term “Material Contract” and “Material Adverse Effect” in Section 3.19)) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5(a) and Section 3.17 (collectively, the “Fundamental Representations”) shall be true and correct in all respects other than for de minimis inaccuracies, in each case as of the Closing Date as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date) and (iii) the representations and warranties set forth in Section 3.5(b) (the “Seller Sufficiency Representations”) shall be true and correct in all respects, in each case as of the Closing Date as though such representations and warranties had been made as of the Closing Date;

(b)            Sellers shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing;

(c)            Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4;

(d)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 7.3            Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            the representations and warranties made by Purchaser in Article IV shall be true and correct, in each case as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein) would not materially impair or prevent Purchaser’s ability to consummate the Transactions;

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(b)            Purchaser shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing; and

(c)            Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5.

Section 7.4            Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the Transactions as required under this Agreement.

Article VIII
Termination

Section 8.1            Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 8.1, and in no other manner:

(a)            by the mutual written consent of Sellers and Purchaser;

(b)            by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing or declaring unlawful the Transactions, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 8.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(c)            by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before May 31, 2024 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement;

(d)            by written notice from Sellers to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser (other than a breach or failure by Purchaser to close when required pursuant to Section 2.3) then Sellers may not terminate this Agreement under this Section 8.1(d) unless such breach has not been cured by the date which that the earlier of (A) two (2) Business Days prior to the Outside Date and (B) 30 days after Sellers notify Purchaser of such breach and (ii) Sellers’ right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to Sellers at any time that Sellers are in material breach of, any covenant, representation or warranty hereunder;

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(e)            by written notice from Purchaser to Sellers, upon a breach of any covenant or agreement on the part of Sellers, or if any representation or warranty of the Sellers will have become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 8.1(e) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) 30 days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;

(f)            by written notice from Sellers to Purchaser, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied) or waived, (ii) Sellers have confirmed in writing to Purchaser that Sellers are ready, willing, and able to consummate the Closing, and (iii) Purchaser fails to complete the Closing by, or at, the later of (A) three Business Days of receipt of the notice described in clause (ii), and (B) the time required by Section 2.3;

(g)            by written notice from Sellers to Purchaser, if any Seller or the board of directors (or similar governing body) of any Seller determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(h)            by written notice of either Purchaser or Sellers, if (i) any Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Successful Bidder or the Backup Bidder at the Auction or (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Successful Bidder or the Backup Bidder;

(i)            by written notice from either Purchaser or Sellers, if Purchaser (i) is not the Successful Bidder or the Backup Bidder at the Auction or (ii) is the Backup Bidder at the Auction and Sellers consummate an Alternative Transaction with the Successful Bidder;

(j)            by Sellers or Purchaser, if the Bankruptcy Cases are dismissed or converted to a case or cases under chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Sellers is appointed in the Bankruptcy Cases;

(k)            by Purchaser if Sellers withdraw or seek authority to withdraw the Bidding Procedures Motion;

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(l)             by Purchaser if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is (A) amended, modified or supplemented in a manner reasonably expected to be adverse to Purchaser without Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay, or (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (A) amended, modified or supplemented in an adverse way without Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay;

(m)            by Purchaser, if any of the Bankruptcy Court Milestones are not met;

(n)            by Purchaser, in its sole discretion, on or prior to October 23, 2023;

(o)            by Purchaser, in its sole discretion, on or prior to October 30, 2023; or

(p)            by written notice from Sellers to Purchaser, upon a breach of Section 2.2(a) on the part of Purchaser.

Section 8.2            Effect of Termination.

(a)            In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided that Section 2.2, Section 6.2(b), Section 6.14, this Section 8.2 and Article X shall survive any such termination; provided further that no termination will relieve any Party from any Liability for any Willful Breach of this Agreement prior to the date of such termination; provided further that, subject to Section 10.12, the maximum Liability of Purchaser under, or arising out of, this Agreement shall be equal to the Deposit. Subject to Section 10.12, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything contained herein to the contrary, (i) retaining the Deposit pursuant to Section 2.2(b) is Sellers' sole and exclusive remedy arising from (A) Seller’s termination of this Agreement pursuant to Section 8.1(p) or any other section of Section 8.1 (or upon any other grounds) as a result of Purchaser’s breach of Section 2.2(a) or Section 4.4, and (B) Purchaser’s breach of Section 2.2(a) or Section 4.4, and (ii) retaining the Deposit pursuant to Section 2.2(b) is Sellers’ sole and exclusive remedy arising from Purchaser’s termination of this Agreement pursuant to Section 8.1(n) or Section 8.1(o). For the avoidance of doubt, Sellers will not be entitled to specific performance or other equitable remedies to enforce specifically (1) the terms and provisions of Section 2.2(a) requiring Purchaser to make the Second Deposit or Final Deposit, or (2) requiring Purchaser to cure any breach of Section 4.4.

(b)            If this Agreement is terminated other than pursuant to Section 8.1(a), Section 8.1(d), Section 8.1(f), Section 8.1(n), Section 8.1(o), or Section 8.1(p), then the Sellers will pay to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination of this Agreement an amount equal to the reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by Purchaser in connection with the negotiation, diligence, execution, performance and enforcement of this Agreement, which amount will shall not exceed $8,625,000 (“Expense Reimbursement”).

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(c)            In consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, if this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(e), Section 8.1(g), Section 8.1(h), Section 8.1(i), Section 8.1(j), Section 8.1(k), or Section 8.1(l), Sellers shall pay to Purchaser a break-up fee in an amount equal to $11,500,000 (the “Breakup Fee”); provided that the Breakup Fee shall be payable concurrently with the consummation of, and only out of the cash proceeds of, an Alternative Transaction, to an account designated by Purchaser in writing to Elixir.

(d)            Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2(b) are an integral part of this Agreement and that the Breakup Fee and Expense Reimbursement are not a penalty, but rather represent liquidated damages in a reasonable amount that will reasonably compensate Purchaser in the circumstances in which such and Breakup Fee and Expense Reimbursement, as applicable, are payable for the efforts and resources expended and opportunities foregone by Purchaser while negotiating and pursuing this Agreement and in reasonable reliance on this Agreement and on the reasonable expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e)            Subject in all cases to Section 10.12, prior to the applicable Closing, in the event of any breach by any Seller of this Agreement, the sole and exclusive remedy of Purchaser shall be to terminate this Agreement in accordance with Section 8.1 and, if applicable, to receive the and Expense Reimbursement or the Breakup Fee, as applicable, in accordance with Section 8.2(b). Pursuant to the Bidding Procedures Order and subject to approval by the Bankruptcy Court and entry of the Sale Order, the claim of Purchaser in respect of the Expense Reimbursement or the Breakup Fee is and constitutes an allowed administrative expense claim against Sellers under section 503 of the Bankruptcy Code in the Bankruptcy Case.

Article IX
Taxes

Section 9.1            Transfer Taxes. Any U.S. federal, state, local, and non-U.S., GST/HST, sales Tax, consumption sales, use, excise, value added, registration, real property, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges (including all related interest, penalties, and additions to any of the foregoing) payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the Transactions (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes with the appropriate Taxing Authority.

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Section 9.2            Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall allocate the Purchase Price (and any Assumed Liabilities or other amounts treated as part of the purchase price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the methodology set forth in Schedule 9.2 (the “Allocation Methodology”). As soon as commercially practicable, but no later than 90 days following the determination of the final Purchase Price, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as part of the purchase price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the Allocation Methodology (the “Allocation”) subject to Sellers’ review and approval, and Purchaser shall incorporate any changes reasonably requested by Sellers with respect to such Allocation. If Sellers deliver a written objection within 30 days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within 30 days of Purchaser’s receipt of Sellers’ objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Sellers shall resolve such dispute, with the costs of such resolution to be allocated by such accounting firm between Purchaser and Sellers based upon the percentage of the aggregate contested amount submitted to such accounting firm that is ultimately awarded to Purchaser, on the one hand, or Sellers on the other hand, such that Purchaser bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Sellers and Sellers bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Purchaser. The Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of section 1313(a) of the Tax Code.

Section 9.3            Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes; provided that in providing such information, assistance and access, each Party shall be entitled to redact information that is not related to the Business. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be obligated to provide or disclose any Excluded Tax Returns.

Section 9.4            Post-Closing Actions. Unless consented to by Sellers in writing (such consent not to be unreasonably withheld, conditioned, or delayed), or required by Applicable Law, Purchaser shall not, and shall cause its Affiliates not to, in each case with respect to the Acquired Assets, or the Business, (i) make or change any Tax election with retroactive effect to a Pre-Closing Tax Period, (ii) file any amended Tax Return for a Pre-Closing Tax Period, or (iii) make or initiate any voluntary discussion, examination or Contract with a Taxing Authority (including any voluntary disclosure agreement or similar process) for a Pre-Closing Tax Period, in each case, that would reasonably be expected to result in any increased Tax Liability or reduction of any Tax refund or credit of the Sellers.

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Section 9.5            Preparation of Tax Returns and Payment of Taxes.

(a)            Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets and the Business for any Tax period ending on or before the Closing Date (and Purchaser shall cooperate with Sellers in causing such Tax Returns to be filed) that has not been filed prior to the Closing Date and (ii) all income Tax Returns of Sellers. Each such Tax Return described in this Section 9.5(a)(i) shall (A) be prepared in accordance with the terms of this Agreement, and (B) and Sellers shall use commercially reasonable efforts to submit such Tax Returns to Purchaser at least fifteen (15) Business Days prior to the filing of such Tax Return (taking into account any extensions of the time to file), or as soon as reasonably practicable if such timing is not possible, for Purchaser’s reasonable review and Seller shall consider any reasonable written comments provided by Purchaser after receiving such Tax Return.

(b)            Purchaser shall prepare and timely file all Tax Returns with respect to the Acquired Assets and the Business for any Tax period ending after the Closing Date. With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice, and shall use commercially reasonable efforts to provide Sellers or their successors in rights, as applicable, with a draft of such Tax Returns at least fifteen (15) Business Days prior to the filing of any such Tax Return (taking into account any extensions of the time to file), or as soon as reasonably practicable if such timing is not possible, for Sellers’ reasonable review and Purchaser shall consider any reasonable written comments provided by Sellers after receiving any such Tax Return to the extent failing to do so would adversely impact the Liability of the Sellers (including under this Agreement).

(c)            Allocation of Taxes for Straddle Periods. The amount of Taxes allocable to either the Pre-Closing Tax Period or Post-Closing Tax Period of any Straddle Period shall equal: (a) for any Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the denominator of which is the total number of days in the Straddle Period, and the numerator being either (i) the number of days during the Straddle Period that are in the Pre-Closing Tax Period (for the Pre-Closing Tax Period), or (ii) the number of days during the Straddle Period that are in the Post-Closing Tax Period (for the Post-Closing Tax Period) and (b) for all other Taxes, determined on an interim closing of the books basis, effective as of the end of the Closing Date. Any payment by a Party with respect to Taxes for a Straddle Period shall be credited towards such Party’s Liability for their share of any Taxes with respect to a Straddle Period allocable to such Person under this Section 9.5.

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Article X
Miscellaneous

Section 10.1          Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for seven (7) years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Sellers acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five years and (b) are an integral part of the Transactions and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement. The Purchaser on behalf of itself and the Purchaser Group hereby waives all rights and remedies with respect to any environmental, health or safety matters, including those arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any other Environmental Laws, relating to this Agreement or the Transactions. Notwithstanding anything contained in this Agreement to the contrary (including in this Section 10.1), nothing set forth herein shall limit any rights or remedies available to Purchaser in respect of any claim for Fraud (subject in any event to the provisions of Section 10.7, which, insofar as they relate to Non-Recourse Persons, shall not be limited hereby in any way).

Section 10.2          Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all filing fees in connection with any filing or submission under the HSR Act and any Foreign Competition Laws will be allocated pursuant to Section 6.5, (b) all Transfer Taxes will be allocated pursuant to Section 9.1, and (c) all Cure Costs will be allocated pursuant to Section 5.2.

Section 10.3          Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), if delivered by 5:00 P.M. local time of the recipient on a Business Day and otherwise on the following Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

MedImpact

10181 Scripps Gateway Ct

San Diego, California 92131

Attention:       James Gollaher

Email:               james.gollaher@medimpact.com

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with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention:       David M. Clark

Email:               David.Clark@us.dlapiper.com

and

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Attention:       Richard A. Chesley

Email:               richard.chesley@us.dlapiper.com

Notices to Sellers:

Hunter Lane, LLC

c/o Rite Aid Corporation

200 Newberry Commons

Etters, PA 17319

Attention:       Thomas Sabatino

Email:               Thomas.Sabatino@riteaid.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:       Aparna Yenamandra, P.C.

Email:               aparna.yenamandra@kirkland.com

Kirkland & Ellis LLP

300 N. Lasalle

Chicago, IL 60654

Attention:       Steve Toth

Email:               steve.toth@kirkland.com

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Section 10.4          Binding Effect; Assignment; Designated Purchasers.

(a)            This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 cases; provided that, subject to Section 10.4(b), neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that Purchaser (subject to Purchaser remaining liable for its obligations hereunder in the event such obligations are not performed in accordance with their terms) may assign any of its rights or obligations hereunder to any of its Affiliates without the consent of any Person.

(b)            At any time prior to the Closing, Purchaser shall be entitled to designate, by written notice to Sellers no later than five (5) Business Days prior to the Closing Date, one or more Affiliates to (i) purchase any of the Acquired Assets and pay the corresponding Purchase Price amount, (ii) assume Assumed Liabilities, or (iii) take title directly to any Acquired Asset (any such Affiliate that shall be designated in accordance with this clause, a “Designated Purchaser”), and, to the extent of any such designation, this Agreement shall be binding upon such Designated Purchaser, its successors and permitted assigns, which shall be treated as Purchaser to such extent. In addition, and for the avoidance of doubt, a Designated Purchaser shall be entitled to employ any of the Transferred Employees on and after the Closing Date and to perform any other covenants or agreements of Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser’s designation of any Designated Purchaser shall not relieve Purchaser of its obligations under this Agreement in the event such obligations are not performed by any such Designated Purchaser in accordance with their terms.

Section 10.5          Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Sellers or (b) waived only in a writing executed by the Party against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.6          Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than (i) for purposes of Section 10.7, the Non-Recourse Persons, and (ii) the Parties hereto and such permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.7          Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party (each, a “Non-Recourse Person”) will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Agreement Dispute and each of such Persons are intended third party beneficiaries of this Section 10.7 and shall be entitled to enforce this Section 10.7 as if a party directly hereto.

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Section 10.8          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

Section 10.9          Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.10       Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules, and any disclosure in the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement in each case, to the extent (and solely to the extent) the relevance of such disclosure to such other section of the Schedules or such other representation or warranty set forth in this Agreement is reasonably apparent on the face of such disclosure (without review or other examination of the underlying documents listed therein). Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened). In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement, in each case, solely to the extent made available to Purchaser in accordance with Section 11.3(i). The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

Section 10.11       Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

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Section 10.12       Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.

Section 10.13       Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

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Section 10.14       Governing Law; Waiver of Jury Trial.

(a)            Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.14(b).

Section 10.15       No Right of Set-Off. Purchaser, on its own behalf and on behalf the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

Section 10.16       Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

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Section 10.17       Publicity. Neither Sellers (nor any of their Affiliates) nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

Section 10.18       Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer Laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.

Section 10.19       Sellers’ Representative. Each Party agrees that Elixir has the power and authority to unilaterally act on behalf of all or any of the Sellers for the purposes specified under this Agreement. Such power will include the power to make all decisions, actions, Consents and determinations on behalf of the Sellers, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by Elixir on behalf of the Sellers.

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Section 10.20       Financing Sources. Each of the Sellers hereby waives any rights or claims against the Financing Sources (as defined below) and hereby agrees that in no event shall any of the Financing Sources have any liability or obligation to any Seller, or the respective Affiliates of any Seller, and in no event shall any Seller (or the respective Affiliates of any Seller) seek or obtain any other damages of any kind against any Financing Source (including without limitation, direct, economic, consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, any Financing (as defined below) or the transactions contemplated hereby or thereby. Further, notwithstanding anything to the contrary herein, (i) the Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of this Section 10.20 (including the following clause (iii)), (ii) this Section 10.20 shall survive the termination of this Agreement, and (iii) the provisions set forth in this Section 10.20 may not be amended, modified or altered in any manner that could be adverse to the interests of any Financing Source in any respect without the prior written consent of the Financing Sources. Further, if for any reason pursuant to Section 2.2 or otherwise, the Sellers shall have the right to retain all or any portion of the Deposit, then each Seller hereby acknowledges and agrees (for itself and its Affiliates) that such retention of such Deposit amount by the Sellers shall also satisfy in full any claims that any Sellers might assert against any Financing Source. In this Section 10.20: (a) “Financing Sources” means all agents, arrangers, lenders, bookrunners, letter of credit providers and other entities that have provided, or have committed to provide, or will after the date of this Agreement provide, or arrange or otherwise enter into agreements in connection with, any Financing, with the Purchaser and/or any of its Affiliates, including the parties to any credit agreement, indenture or other financing or lending agreement, or any commitment or engagement letter (including any joinder thereto) or other agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and their respective Affiliates, and the successors and assigns of the foregoing Persons; and (b) “Financing” means any debt or other financings entered into by the Purchaser or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement prior to, on, or after the date hereof, including any borrowing of loans and any related commitment letter, engagement letter, credit agreement, indenture, and any other related documentation governing such debt or other financing including any credit facilities or capital markets debt financing.

Article XI
Additional Definitions and Interpretive Matters

Section 11.1         Certain Definitions.

(a)            “Action” means any action, claim (including any “claim” as defined in the Bankruptcy Code), suit, litigation, arbitration, mediation, complaint, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation of any kind whatsoever whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(b)            “Advisors” means, with respect to any Person as of any relevant time, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

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(d)           “Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, whereby any Person or group of Persons (other than Sellers and their Affiliates or Purchaser and its Affiliates) acquires a material portion of the Acquired Assets, in each case whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise. Notwithstanding the foregoing, a liquidation or wind-down of Sellers’ estates shall not be an Alternative Transaction.

(e)            “Anti-Corruption Laws” means all anti-corruption Laws applicable to the Sellers, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd- 1, et seq.), and any other applicable anti-bribery or anti-corruption Law (including any Laws relating to the making of any unlawful payment to any foreign or domestic government official), including any rules, regulations and guidance promulgated under any of the foregoing that prohibit bribery, corruption, or substantially similar conduct.

(f)            “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(g)           “Bidding Deadline” means the deadline by which binding bids for the Sellers’ assets must be submitted in the Auction, pursuant to the Bidding Procedures Order.

(h)            “Bidding Procedures” means procedures governing submission and evaluation of bids to purchase some, all, or substantially all of the Sellers’ assets, pursuant to the Bidding Procedures Order.

(i)            “Bidding Procedures Motion” means the motion seeking entry of the Bidding Procedures Order, which shall be in form and substance reasonably satisfactory to the Sellers and Purchaser.

(j)            “Bidding Procedures Order” means an Order of the Bankruptcy Court approving the Bidding Procedures Motion, in the form attached labeled as Exhibit F.

(k)           “Business” means the business operations of Sellers as of the date hereof, including the provision of (i) pharmacy benefits manager services (including plan design and administration, cash card programs, formulary management, claims processing and associated clinical services, and trade and rebate administration) and (ii) specialty and mail order pharmacy services, including fulfillment actives associated therewith. For clarity, such business operations include the use, reproduction, modification, distribution, and licensing of the Laker Software.

(l)            “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(m)           “Business Employee” means each (i) employee of any of the Sellers, and (ii) employee of any non-Seller Affiliate of any Seller whose duties and responsibilities are dedicated primarily to the Business and set forth on Section 3.14(a), together with any replacement, if any, of any such individual only to the extent permitted by and in accordance with Section 6.1(b)(v).

(n)           “Cash and Cash Equivalents” means all of Sellers cash (including checks and deposits in transit, demand deposits, money markets or similar accounts), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, and any other cash equivalents whether on hand, in transit, in banks or other financial institutions, or otherwise held.

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(o)           “Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 11:59 PM Eastern time on the date immediately preceding the Closing Date.

(p)           “CMS” means the Centers for Medicare & Medicaid Services, an agency within the U.S. Department of Health and Human Services.

(q)           “CMS Receivable” means all amounts payable to Seller or any of its Affiliates (i) by or on behalf of CMS pursuant to 42 C.F.R. Part 423 and the Contract by and between CMS and EIC for contract year 2023 and any predecessor Contracts by and between CMS and EIC for prior contract years or (ii) related to any financing of any historical amounts that are or would previously have been included in clause (i).

(r)            “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 3, 2023, by and between Rite Aid Corporation and MedImpact Healthcare Systems, Inc.

(s)           “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(t)           “Contract” means any written contract, license, arrangement, promise, obligation, indenture, note, bond, Lease, sublease, mortgage, agreement, guarantee, purchase order, service order, sales order, commitment, or other agreement or instrument, whether written or oral, that is binding upon a Person or any of its property.

(u)           “Current Assets” means, without duplication, the total current assets of Sellers using those line items used in the example calculation attached hereto as Exhibit E attached hereto, as determined in accordance with the GAAP consistently applied and in respect of Taxes, in accordance with the Tax Principles.

(v)           “Cure Costs” mean all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts.

(w)          “Current Liabilities” means, without duplication, the total current liabilities of Sellers using those line items used in the example calculation attached hereto as Exhibit E attached hereto, as determined in accordance with the GAAP consistently applied and in respect of Taxes, in accordance with the Tax Principles.

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(x)            “Debtors” means, collectively, the debtors-in-possession under the Bankruptcy Cases.

(y)           “Delayed Transferred Employee” means a Transferred Employee whose employment is not eligible for immediate transfer to Purchaser at or prior to the Closing as a result of (i) requirements under applicable Law or (ii) a leave of absence, but in each case, who successfully transfers to Purchaser within twelve (12) months of the Closing.

(z)            “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form and, without limiting the generality of the foregoing, (i) any and all medical records, billing records, prescriptions, prescription files and records, pharmacy customer lists, signature logs and patient profiles including refill status reports and insurance coverages, co-pay and payment records (the information in this clause (ii), collectively, “Company Rx Data”) relating to customers of the mail order and specialty pharmacy business (which shall in any event include no less than twenty four (24) months for any Company Rx Data relating to customers of the mail order and specialty pharmacy business maintained electronically or in hard copy.

(aa)         “EGWP Contracts" mean any EIC Contract (or portions thereof), pursuant to which EGWP plans are provided or administered to Medicare Part D eligible retirees and/or their Medicare Part D eligible spouses or dependents.

(bb)         “Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each other deferred compensation, bonus or incentive compensation, pension, retiree medical, disability or life insurance, or supplemental plan, program, Contract, agreement or arrangement, each employment, severance, change-of-control and each other employee benefit or compensation plan, program, Contract, agreement or arrangement, whether oral or written, whether or not subject to ERISA, whether funded or unfunded, in each case (i) that is maintained, sponsored, administered or contributed or required to be contributed to by any Seller or any ERISA Affiliate or any of their respective Affiliates for the benefit of Business Employees or former Business Employees, or (ii) with respect to which any Seller has any Liability; provided that the term “Employee Benefit Plan” shall not include any statutory benefit plan to which any of the Sellers are required to participate in or comply with that is sponsored and administered by a Governmental Body (such as Social Security).

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(cc)         “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

(dd)         “Environmental Laws” all applicable Laws concerning pollution or protection of the environment.

(ee)         “Equipment” means any and all equipment, computers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets.

(ff)           “Equity Interests” means, with respect to a Person, any membership interests, partnership interests, profits interests, capital stock or other equity securities (including profit participation features or equity appreciation rights, phantom stock rights or other similar rights) or ownership interests of such Person, or any securities (including debt securities or other indebtedness) exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests of such Person (or otherwise constituting an investment in such Person).

(gg)         “ERISA” means the Employee Retirement Income Security Act of 1974.

(hh)       “Escrow Agreement” means that certain Escrow Agreement entered into by Purchaser, Sellers and the Escrow Agent dated as of the date hereof.

(ii)            “Escrow Agent” means Acquiom Clearinghouse LLC.

(jj)           “Excluded Tax Returns” means Tax Returns (or any portion of any Tax Return) and other books and records related to (i) Taxes that are not related primarily to any Acquired Asset or the Business or (ii) any consolidated, combined, affiliated or unitary group for Tax purposes that includes any Seller or any of its Affiliates.

(kk)          “Fraud” means an act committed by (a) Sellers, in the making to Purchaser the representations and warranties in Article III or in the certificate delivered pursuant to Section 2.4(i) or (b) Purchaser, in the making to the Sellers the representations and warranties in Article IV or in the certificate delivered pursuant to Section 2.5(h), in any such case, with intent to deceive another Party, or to induce such other Party to enter into this Agreement and requires (i) a false representation of material fact made in such representation; (ii) with knowledge that such representation is false; (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance, which together constitutes common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

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(ll)           “First Day Pleadings” means the first-day pleadings that the Sellers determine are necessary or desirable to file in the Bankruptcy Court on or around the Petition Date.

(mm)       “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(nn)         “Governmental Authorization” means any permit, Healthcare Permit, license, franchise, certificate, approval, application, registration, drug listing, consent, permission, clearance, waiver, notification, designation, registration, certification, making, exemption, variance, order, tariff, rate schedule, qualification, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, including any Healthcare Law.

(oo)         “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator of applicable jurisdiction.

(pp)         “Governmental Health Program” means any federal health care program as defined in 42 U.S.C. § 1320a-7b(f), including, but not limited to, Medicare, Medicaid, TRICARE, CHAMPVA, and state programs that provide or otherwise make available healthcare coverage to certain of its residents.

(qq)         “Group Purchasing Organization” means any group purchasing organization, rebate aggregator, or other Person performing similar services.

(rr)          “Hazardous Material” means any substance, pollutant, contaminant, material and waste that is regulated by any Law or judgment or is classified in any Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, gasoline, diesel fuel, petroleum, petroleum by-products or petroleum products, radioactive materials and radon gas, per- and polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which Liability may be imposed under any Environmental Law.

(ss)         “Healthcare Law”, means (a) all applicable healthcare Laws of any Governmental Body, or Governmental Health Program, relating to the provision, administration of, and payment for, healthcare services, including: (i) (A) Title XVIII of the Social Security Act, 42 U.S.C. § 1395, et seq. (the Medicare statute), and 42 U.S.C. § 1395nn (Stark Law); (B) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (C) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (D) the False Claims Act, 31 U.S.C. §§ 3729-3733; (E) the exclusion law, 42 U.S.C. § 1320a-7; (F) the civil monetary penalties law, 42 U.S.C. § 1320 a-7a; (G) the False Claim Law, 42 U.S.C. § 1320a-7b(a); (H) the anti-inducement law, 42 U.S.C. § 1320a-7a(a)(5); (I) HIPAA (as defined herein); (J) the Patient Protection and Affordable Care Act of 2010; (K) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (L) the Prescription Drug Marketing Act of 1987; (M) the Confidentiality of Alcohol and Drug Abuse Patient Records law and regulations and any similar law (42 U.S.C. § 290dd-2, 42 C.F.R. Part 2); (ii) (A) any Laws with respect to healthcare-related fraud and abuse, false claims, staffing, rebates, pharmacy services, coverage reimbursement, corporate practice of medicine, credentialing, and Healthcare Permits (as defined herein); (B) any Laws with respect to engaging in the business of insurance; establishing, marketing and managing healthcare and pharmacy provider networks, and insurance fraud; (iii) in each case, as amended, and all regulations promulgated thereunder and (b) any and all state law equivalents to those Laws set forth in subsections (i), (ii) and (iii) above.

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(tt)           “Healthcare Permit” means any and all licenses, certifications, consents, enrollments, authorizations, approvals, registrations, accreditations, and any other permission that is required by applicable Law for the operation of the Business and is issued or enforced by a Governmental Body or Governmental Health Program with jurisdiction over any Healthcare Law.

(uu)         “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

(vv)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(ww)       “Intellectual Property” means all of the following: (i) inventions, improvements, designs, methods and processes (whether or not patentable), patents (including utility and design patents), patent applications and patent disclosures (including invention disclosures, records of invention, certificates of invention, and applications for certificates of inventions and priority rights filed with a Registration Office); (ii) trademarks, service marks, trade dress, corporate names, logos, insignias, designs, symbols, trade names and fictitious business names, emblems, signs, slogans, other similar designations of source or origin and general intangibles of like nature and Internet domain names, social media accounts and profiles, together with all goodwill associated with each of the foregoing; (iii) copyrights, works of authorship and mask works and all other rights corresponding thereto throughout the world, including databases, data compilations and collections and economic rights in copyrights; (iv) registrations and applications for any of the foregoing; (v) know-how, formularies, clinical data, research and development information, technology, product roadmaps, customer lists, trade secrets and other non-public confidential and proprietary information; (vi) computer software (which includes firmware, middleware, code, programs, libraries, and applications); (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property.

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(xx)          “Inventory” means all inventory (including active pharmaceutical ingredients, finished goods, supplies, raw materials, work in progress, spare, replacement and component parts, and packaging containers, labels and other similar items) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers, whether for sale or non-commercial use (e.g., validation) or otherwise, together with any interests therein, including (x) being held by customers pursuant to consignment arrangements or (y) being held by suppliers or vendors under tolling or similar arrangements.

(yy)         “Knowledge of Seller”, “Knowledge of Sellers”, or words of like import means the actual knowledge, of Chris DuPaul, Rand Greenblatt, Anna Khais, Corrine Whisler, Cindy Pigg, and Alan Reicher, after reasonable inquiry of their direct reports with respect to the applicable subject matter, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal Liability or obligations regarding such knowledge.

(zz)          “Laker Software” means the software generally known as the Laker Software, including all modules, versions, releases of such software, which software is used to provide comprehensive pharmacy claim adjudication solutions for all populations segments, including through the “PBM Express” suite of applications.

(aaa)       “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, Healthcare Law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body anywhere in the world

(bbb)      “Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Seller holds any Leased Real Property.

(ccc)       “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

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(ddd)       “Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) that, individually or in the aggregate (a) has, or would reasonably be expected to have, a material adverse effect on the Acquired Assets, Assumed Liabilities, taken as a whole, or on the results of operations or condition (financial or otherwise) of the Business, or (b) would reasonably be expected to impair, in any material respect, the ability of the Sellers to consummate the Transactions; provided that, for purposes of clause (a), none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: any Effect arising from or relating (and solely to the extent arising from or relating) to (i) general business or economic conditions affecting the industry in which Sellers operate, including the effects of general competition therein and any change in market share or loss or non-renewal of customers; (ii) national or international political or social conditions, the engagement by the United States or other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or military installations; (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including “Coronavirus” or “COVID-19” or the worsening thereof) or any quarantine or trade restrictions related thereto or any other force majeure; (iv) financial, banking, or securities markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (v) changes in GAAP; (vi) changes in Laws (including, for the avoidance of doubt, any such items related to Section 6.5) and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing; (vii) the failure to take any action if such action is prohibited by this Agreement; (viii) Purchaser’s failure to consent to any of the actions restricted in Section 6.1; (ix) the negotiation, announcement, or pendency of this Agreement or the Transactions, the identity, nature, or ownership of Purchaser or Purchaser’s plans with respect to the Acquired Assets and Assumed Liabilities, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, customers, lessors, suppliers, vendors, or other commercial partners or litigation arising from or relating to this Agreement or the Transactions; (x) any failure, in and of itself, of Sellers to achieve any budgets, projections, forecasts, estimates, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) or failure to win or maintain customers; provided that the Effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect; (xi) the Effect of any action taken by Purchaser or its Affiliates with respect to the Transactions or the financing thereof or any breach by Purchaser of this Agreement; (xii) the matters set forth on the Schedules; or (xiii)(A) the commencement or pendency of the Bankruptcy Cases; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the Transactions or thereby, (2) the Bidding Procedures Order, the Sale Order or the reorganization or liquidation of Sellers or their Affiliates, or (3) the assumption or rejection of any Assigned Contract or any Acquired Lease; or (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Affiliates in compliance therewith; provided that any adverse Effect resulting or arising from any matter described in clauses (i) through (iv) may be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to the extent, that such Effect has had a materially disproportionate adverse effect on the Business relative to similarly situated participants in the industries and geographic areas in which the Sellers operate (in which case only such incremental materially disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).

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(eee)       “Open License Terms” means license terms that are, or are substantially similar to, licenses now or in the future approved by the Open Source Initiative, or are considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, which include: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License, (xiii) MongoDB, Inc.’s Server Side Public License, and (xiv) any other licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

(fff)         “Order” means any award. order, injunction, order, decree, ruling, writ, assessment, judgment, decision, subpoena, mandate, precept, command, directive, consent, approval, award (including any arbitration award) or similar determination or finding entered, issued, made or rendered by any Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

(ggg)       “Ordinary Course” means the ordinary and usual course of operations or conduct of the Business, taking into account the contemplation, commencement and pendency of the Bankruptcy Cases.

(hhh)       “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(iii)           “Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable or that are being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code, or that are being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary Encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets and, in the case of the Owned Real Property and Leased Real Property, which do not, individually or in the aggregate, adversely affect, or materially restrict or impair the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the operation of the Acquired Assets, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of such Owned Real Property and Leased Real Property, as applicable, (iv) Intellectual Property licenses granted by a Seller to customers on a non-exclusive basis in the Ordinary Course, and (v) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.

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(jjj)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

(kkk)       “Personal Information” means (i) any representation of information that permits the identity of an individual to whom the information applies to be reasonably inferred by either direct or indirect means, including (1) any information that can be used to distinguish or trace an individual’s identity, such as name, email address, phone number, social security number, date and place of birth, mother’s maiden name, and (2) any other information that is linked or linkable to an individual, such as financial information; and (ii) any information defined as personal information, personal data, personally identifiable information, or similar term under any Privacy Requirements.

(lll)          “Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period attributable to the portion of the period beginning after the Closing Date.

(mmm)     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

(nnn)      “Privacy Requirements” means Privacy Laws, Privacy and Information Security Policies, and Privacy Agreements.

(ooo)      “Products” means the medicinal or pharmaceutical products, product candidates or therapies that are or have been researched, developed, packaged, labeled, used, marketed, imported, exported tested (including through clinical trials), commercialized, manufactured, stored, sold, licensed, or distributed by or on behalf of any of the Sellers or any of their Affiliates, or which the process has taken substantial steps towards manufacturing, commercializing, developing, packaging, labeling, storing, using, marketing, importing, exporting, distributing or selling, including all products that are regulated as human or animal drugs, medical devices, or other health care products under Healthcare Laws, including drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by any of the Sellers or any of their Affiliates.

(ppp)      “Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.

(qqq)      “Purchaser Group” means Purchaser (including any Designated Purchaser), any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(rrr)          “Purchase Price Adjustment Escrow Amount” means $14,375,000.

(sss)       “Rebate Assets” means all accounts receivable, or other amounts, owing from any Person, including pharmaceutical drug manufacturers or Group Purchasing Organizations, with respect to rebates, discounts, or similar claims.

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(ttt)         “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(uuu)      “Sale Order” means the Order (i) approving this Agreement and the terms and conditions hereof, including pursuant to sections 363 and 365 of the Bankruptcy Code and (ii) approving and authorizing Sellers to consummate the Transactions, in form and substance reasonably acceptable to Sellers and Purchaser.

(vvv)      “Second Day Hearing” means the hearing before the Bankruptcy Court to consider approval of, among other things, certain of the First Day Pleadings on a final basis, but in any event shall not mean the initial hearing to consider the First Day Pleadings before the Bankruptcy Court on or around the Petition Date.

(www)    “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(xxx)        “Seller Parties” means each Seller and its former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(yyy)      “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(zzz)        “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(aaaa)     “Target Working Capital” means negative $206,628,000.

(bbbb)    “Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, goods and services, unclaimed property, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto in each case whether payable directly or a primary or secondary liability, or as a legal successor or transferee.

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(cccc)     “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

(dddd)    “Tax Principles” means, with respect to any Taxes, the principles that such Taxes should be: (i) calculated consistent with the past procedures and practices in preparing Tax Returns for such Taxes to the extent consistent with applicable Law, (ii) for any Straddle Period, calculated in accordance with the principles set forth in Section 9.5, (iii) calculated without regard to any increase in Tax liabilities by reason of actions described in Section 9.4, and (iv) calculated by excluding any deferred Tax assets and deferred Tax liabilities.

(eeee)     “Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(ffff)        “Taxing Authority” means any U.S. federal, state, local, municipal, or foreign government, any subdivision, agency, commission or authority thereof or any quasi-Governmental Body exercising Tax regulatory authority.

(gggg)    “Transaction Agreements” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

(hhhh)    “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(iiii)          “TSA” means a Transition Services Agreement, subject to Section 6.21, substantially in the form attached hereto as Exhibit G.

(jjjj)         “Willful Breach” shall mean a deliberate act or a deliberate failure to act regardless of whether breaching was the conscious object of the act or failure to act.

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Section 11.2       Index of Defined Terms.

Accounting Fees	19
Acquired Assets	1
Acquired Avoidance Actions	4
Acquired Insurance Assets	3
Acquired Intellectual Property	3
Acquired Lease	2
Acquired Leased Real Property	2
Acquired Software	31
Agreement	1
Agreement Dispute	74
Allocation	68
Allocation Methodology	68
Assigned Contracts	2
Assignment and Assumption Agreement	15
Assumed Cure Costs	6
Assumed Current Liabilities	6
Assumed Liabilities	6
Assumed Rebate Liability	6
Avoidance Actions	3
Backup Bidder	42
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Court Milestones	40
Breakup Fee	67
Business Confidential Information	59
Business Data	32
Business Insurance Policies	36
Cash Payment	13
Chosen Courts	74
Closing	15
Closing Date	15
Closing Date Payment	13
Closing Working Capital Statement	18
CMS Contracts	13
Commercial Interco Contracts	2
Cure Costs	6, 7, 79
Dataroom	38
Deposit	14
Designated Purchaser	72
Disputed Amounts	18
EIC	12
Elixir	1
Employee Benefit Plan	80

Enforceability Exceptions	22
Environmental Permits	29
Escrow Account	13
Estimated Closing Working Capital	17
Estimated Closing Working Capital Statement	17
Excluded Assets	4
Excluded Contracts	4
Excluded Cure Costs	7
Excluded Liabilities	7
Excluded Rebate Liability	8
Expense Reimbursement	67
Express Representations	38
FDI	22
Filed SEC Documents	21
Final Deposit	14
Financial Statements	23
Financing	77
Financing Sources	77
Foreign Competition Laws	22
Fundamental Representations	63
Guaranteed Obligations	57
Guarantor	1
Guggenheim Securities	36
Indebtedness	43
Independent Accountant	18
Information Presentation	38
Initial Deposit	13
Leased Real Property	24
Material Contract	25
Mental Impressions	60
Non-Recourse Person	72
Novation Agreement	61
Outside Date	64
Owned Real Property	2
Parties	1
Party	1
PCI Requirements	32
Permits	28
Permitted Purposes	59
Petition Date	1
Pre-Closing Matters	54
Privacy Agreements	32
Privacy and Information Security Policies	32

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Privacy Laws	32
processing	32
Projections	57
Purchase Price	13
Purchaser	1
Purchaser Adjustment Amount	20
Purchaser Plans	48
RAD	22
Registered Trademarks	29
Registration Office	29
Rejection Contracts	10
Resolution Period	18
Retained Privileged Materials	4
Review Period	18
ROI	2
ROI Agreement	2
Schedule	21
Scheduled Employees	47
Schedules	21

Second Deposit	14
Security Breach	33
Seller	1
Seller Sufficiency Representations	63
Seller Support Obligations	55
Sellers	1
Sellers’ Insurance Policies	54
Significant Customer	27
Significant Supplier	27
Statement of Objections	18
Successful Bidder	42
Third Party Assurances	55
Transaction Source Code	30
Transfer Offer	47
Transfer Taxes	67
Transferred Employees	48
Viruses	31
WARN	36

Section 11.3          Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)            The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and exhibit references contained in this Agreement are references to sections, clauses, Schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(c)            The words “to the extent” shall mean “the degree by which” and not simply “if.”

(d)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

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(e)            Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(f)            The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g)            All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(h)            All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i)            Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is included in the Dataroom, by 5:00 p.m. New York time on the date that is two (2) Business Days prior to the date of this Agreement.

(j)            Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(k)            Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(l)            A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(m)           A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

MEDIMPACT HEALTHCARE SYSTEMS, INC.

By:	/s/ Frederick Howe
Name:	Frederick Howe
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

GUARANTOR (SOLELY FOR PURPOSES OF SECTION 6.13):

MI OPCO HOLDINGS, INC.

By:	/s/ Frederick Howe
Name:	Frederick Howe
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SELLERS:

HUNTER LANE, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Holdings, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Rx Solutions, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Rx Solutions of Nevada, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

[Signature Page to Asset Purchase Agreement]

FIRST FLORIDA INSURERS OF TAMPA, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Advance Benefits, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Rx Solutions, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Ascend Health Technology LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Laker Software, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

[Signature Page to Asset Purchase Agreement]

Design Rx Holdings LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Rx Initiatives, L.L.C.

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Design Rx, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Designrxclusives, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Savings, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

[Signature Page to Asset Purchase Agreement]

Elixir Pharmacy, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Rx Options, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Elixir Puerto Rico, Inc.

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

Tonic Procurement Solutions, LLC

By:	/s/ Christopher DuPaul
Name: Christopher DuPaul
Title: EVP and President

[Signature Page to Asset Purchase Agreement]